Exhibit 2.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

COMCAST CORPORATION

and

VERSANT MEDIA GROUP, INC.

Dated as of [    ]

ii

SCHEDULES

Schedule 1.01(a)	Specified Comcast Accounts Receivable
Schedule 1.01(b)	Specified Comcast Assets
Schedule 1.01(c)	Specified Comcast Liabilities
Schedule 1.01(d)	Commercial Services Agreements
Schedule 1.01(e)	License Agreements
Schedule 1.01(f)	Shared Copyrights and Entertainment Rights
Schedule 1.01(g)	Specified SpinCo IT Assets
Schedule 1.01(h)	Ancillary Businesses
Schedule 1.01(i)(i)	SpinCo Contracts
Schedule 1.01(i)(ii)	Specified Shared Contracts
Schedule 1.01(j)(i)	SpinCo Copyrights and Entertainment Rights
Schedule 1.01(j)(ii)	SpinCo Patents
Schedule 1.01(j)(iii)	SpinCo Trademarks
Schedule 1.01(k)	Specified SpinCo Equity Interests
Schedule 1.01(l)	Members of the SpinCo Group
Schedule 1.01(m)(i)	SpinCo Leased Real Property
Schedule 1.01(m)(ii)	SpinCo Owned Real Property
Schedule 1.01(n)	Specified SpinCo Actions
Schedule 1.01(o)	Specified SpinCo Liabilities
Schedule 1.01(p)	SpinCo Vehicles
Schedule 2.02(b)	Specified Comcast Retired Debt
Schedule 2.08(b)	Specified Continuing Intercompany Contracts
Schedule 2.10	Guarantees
Schedule 4.01(c)	Other Matters
Schedule 4.06(a)	SpinCo Controlled Actions
Schedule 4.06(b)	Comcast Controlled Actions
Schedule 4.12(a)	Specified Licensed Patents
Schedule 4.13(b)	Corporate Name Removal
Schedule 4.14	Applicable Privacy Policies
Schedule 5.03(b)	Comcast Information
Schedule 6.03	Allocation of Certain Expenses

EXHIBITS

Exhibit A	Contribution and Assignment Agreement and Bill of Sale
Exhibit B	Data Processing Agreement
Exhibit C	Employee Matters Agreement
Exhibit D	Tax Matters Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Amended and Restated Articles of Incorporation
Exhibit G	Amended and Restated Bylaws

ANNEXES

Annex A	Restructuring Plan

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of [    ] (as the same may be amended from time to time in accordance with its terms and together with the schedules and exhibits hereto, this “Agreement”) between Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Versant Media Group, Inc., a Pennsylvania corporation (“SpinCo”) (each, a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Comcast (the “Comcast Board”) has determined that it is in the best interests of Comcast and its shareholders to separate the SpinCo Business from the Comcast Business;

WHEREAS, SpinCo is a wholly owned Subsidiary of Comcast that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the separation of the SpinCo Business from the Comcast Business, the Distribution and the other transactions contemplated by this Agreement;

WHEREAS, in furtherance of the foregoing, the Comcast Board has determined that it is in the best interests of Comcast and its shareholders to distribute to the holders of the issued and outstanding shares of Class A common stock, par value $0.01 per share, of Comcast (the “Comcast Class A Common Stock”) and the holders of Class B common stock, par value $0.01 per share, of Comcast (the “Comcast Class B Common Stock” and, together with the Comcast Class A Common Stock, the “Comcast Common Stock”) as of the Record Date, by means of a pro rata dividend, 100% of the issued and outstanding shares of Class A common stock, par value $0.01 per share, of SpinCo (the “SpinCo Class A Common Stock”) and Class B common stock, par value $0.01 per share, of SpinCo (the “SpinCo Class B Common Stock” and, together with the SpinCo Class A Common Stock, the “SpinCo Common Stock”), on the basis of [    ] share(s) of SpinCo Class A Common Stock for every [    ] then issued and outstanding share(s) of Comcast Class A Common Stock and [    ] share(s) of SpinCo Class B Common Stock for every [    ] then issued and outstanding share(s) of Comcast Class B Common Stock, subject to the terms and conditions set forth in this Agreement (together, the “Distribution”);

WHEREAS, Comcast and SpinCo have prepared, and SpinCo has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth appropriate disclosure concerning the SpinCo Group, the SpinCo Business and the Distribution;

WHEREAS, the Distribution will be preceded by, among other things, (i) the Restructuring, pursuant to which, among other things, (a) NBCUniversal Media, LLC, a Delaware limited liability company (“NBCU Media”), will contribute certain SpinCo Assets to Versant Media, LLC, a Delaware limited liability company (“SpinCo LLC”), and SpinCo LLC will assume certain SpinCo Liabilities from NBCU Media, (b) through a series of distributions, Comcast Holdings Corporation, a Pennsylvania corporation (“CHC”), and Comcast will receive [    ]% and [    ]%, respectively, of the membership interests in SpinCo LLC, (c) CHC will contribute to Versant Media

Holdings, Inc., a Pennsylvania corporation (“Internal SpinCo”) (A) certain SpinCo Assets (including its [    ]% membership interest in SpinCo LLC) and (B) any shares of common stock of Internal SpinCo held by CHC prior to such contribution in exchange for (x) shares of common stock of Internal SpinCo and (y) the assumption by Internal SpinCo from CHC of the SpinCo Liabilities related to such contributed SpinCo Assets, and (d) CHC will distribute all of the issued and outstanding shares of common stock of Internal SpinCo as a pro rata dividend on all outstanding shares of common stock of CHC, (ii) Comcast will contribute to SpinCo (A) Comcast’s [    ]% membership interest in SpinCo LLC, (B) 100% of the issued and outstanding shares of common stock of Internal SpinCo, (C) any shares of SpinCo Class A Common Stock held by Comcast prior to the Contribution, and (D) other assets and liabilities, in exchange for (x) the SpinCo Common Stock, and (y) the Special Cash Payment, in accordance with the Contribution and Assignment Agreement and Bill of Sale (collectively, the “Contribution”), (iii) the entry by SpinCo and members of the Comcast Group into the Ancillary Agreements (to the extent not entered into in connection with the Restructuring or the Contribution), and (iv) the entry by SpinCo into the SpinCo Financing Arrangements;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986 (the “Code”) and each of Comcast and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Contribution will qualify as a tax-free transaction under Sections 361(a) and 361(b) of the Code, (iii) the Distribution will qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code except, in the case of Section 355(a), to the extent of cash received in lieu of fractional shares, and (iv) the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law), and it is a condition to the Distribution that Comcast will have obtained the Tax Opinion to such effect as contemplated by Section 3.01(a)(ix);

WHEREAS, this Agreement, together with the Ancillary Agreements and other documents implementing the Contribution and the Distribution, is intended to be, and is hereby adopted pursuant to, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g);

WHEREAS, the Parties have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between the Parties following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of the Parties relating to the transactions contemplated hereby, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), for the purposes of this Agreement and the Ancillary Agreements, no member of the Comcast Group, on the one hand, and no member of the SpinCo Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Ancillary Agreement” means each of the Commercial Services Agreements, the Contribution and Assignment Agreement and Bill of Sale, the Data Processing Agreement, the Employee Matters Agreement, the License Agreements, the Restructuring Agreements, the Tax Matters Agreement, the Transition Services Agreement, and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Business” means, with respect to the Comcast Group, the Comcast Business and, with respect to the SpinCo Group, the SpinCo Business.

“Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York (or, in the case of Section 6.01, in the place of receipt) are authorized or required by Applicable Law to close.

“Cash and Cash Equivalents” of any Person means all cash, cash equivalents, certificates of deposit, time deposits, marketable securities, negotiable instruments and short-term investments of such Person; provided that Cash and Cash Equivalents shall not include any equity or partnership interests of any Person.

“Comcast Assets” means all assets, properties and businesses, of whatever sort, nature or description, of Comcast or any of its Subsidiaries (including any member of the SpinCo Group), or that are used or held for use in the Comcast Business, other than the SpinCo Assets, including, for the avoidance of doubt:

(a) all of the interests in any capital stock or other equity securities or interest of or in any Person, other than the SpinCo Equity Interests;

(b) except as set forth in clause (b) of the definition of “SpinCo Assets,” all Cash and Cash Equivalents of Comcast and its Subsidiaries as of the Distribution Date;

(c) all leasehold, freehold and other interests in, to or under real property, in each case, together with all buildings, fixtures and improvements erected thereon or located therein, as applicable, other than the SpinCo Real Property;

(d) all Comcast Insurance Policies;

(e) the Comcast Records;

(f) the Comcast Data;

(g) all rights of Comcast or any of its Subsidiaries arising under this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby;

(h) (i) all Intellectual Property Rights owned by Comcast or any of its Subsidiaries that are not included in the SpinCo IP, including any and all Comcast Names and Marks, and (ii) a joint, equal and undivided ownership interest in the Shared Copyrights and Entertainment Rights;

(i) all Personal Property located on or within any real property not included in the SpinCo Assets;

(j) all IT Assets (other than SpinCo IT Assets);

(k) (i) all accounts receivable other than the SpinCo Receivables, and (ii) the accounts receivable set forth on Schedule 1.01(a);

(l) all recovery, rights, causes of action and awards, in each case, with respect to any Actions that are or relate to Comcast Liabilities;

(m) (i) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under Contracts other than the SpinCo Contracts and Continuing Intercompany Contracts, and (ii) all of the Comcast Group’s right, title and interest in, to and under the Continuing Intercompany Contracts;

(n) all Permits other than Permits set forth in clause (l)(ii) of the definition of “SpinCo Assets”;

(o) all vehicles other than the SpinCo Vehicles; and

(p) the assets, properties and businesses set forth on Schedule 1.01(b);

provided that, notwithstanding the foregoing, (i) the allocation of assets relating to Taxes shall be governed by the Tax Matters Agreement and (ii) the allocation of assets relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

If any asset, property or business is identified as both a Comcast Asset and a SpinCo Asset (excluding, for clarity, the Shared Copyrights and Entertainment Rights and Continuing Intercompany Contracts), it will be treated as a Comcast Asset and not a SpinCo Asset.

“Comcast Business” means all of the businesses conducted by Comcast and its Subsidiaries from time to time, whether before, on or after the Distribution, other than the SpinCo Business. For the avoidance of doubt, the SpinCo Assets will not be considered part of the Comcast Business.

“Comcast Data” means any and all data and information (including Personal Information and Commercial Data) owned, used or held for use by Comcast or any of its Subsidiaries that does not comprise SpinCo Data.

“Comcast Group” means Comcast and its Subsidiaries (other than any member of the SpinCo Group).

“Comcast Liabilities” means (without duplication) all of the following (as determined by Comcast in its reasonable discretion):

(a) all Liabilities of Comcast and its Subsidiaries that are not SpinCo Liabilities and all such other Liabilities set forth on Schedule 1.01(c); and

(b) all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by Comcast or any other member of the Comcast Group, and all agreements, obligations and other Liabilities of Comcast or any member of the Comcast Group under this Agreement or any of the other Ancillary Agreements;

provided that, notwithstanding the foregoing, (i) the allocation of Liabilities relating to Taxes shall be governed by the Tax Matters Agreement and the Employee Matters Agreement and (ii) the allocation of Liabilities relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“Comcast Names and Marks” means any and all Trademarks owned by Comcast or any of its Subsidiaries that are not included in the SpinCo Trademarks, including any and all Copyrights associated therewith (e.g., Copyrights in logos), along with any variations, derivatives or combinations thereof, any Trademarks or Copyrights similar to any of the foregoing and any and all goodwill associated with any of the foregoing, including any and all Trademarks or Copyrights, as applicable, with respect to the terms Comcast, NBC, MSNBC, CNBC, NBCUniversal, NBC Sports, NBC News, Universal or Bravo, the “Peacock” design or the “Globe” design.

“Comcast Records” means (i) all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby, (ii) all books, records, files and papers of the Comcast Business, (iii) all books, records, files and papers of the SpinCo Business to the extent required to be retained by Comcast or any of its Subsidiaries under Applicable Law, (iv) all minute books and corporate records of Comcast and its Subsidiaries (other than members of the SpinCo Group), and (v) all media, files, disks, drives and tapes other than those that are included as SpinCo Assets.

“Commercial Data” means any and all data and information (other than Personal Information) which is or was associated with (but is not linkable with) an actual or prospective customer or consumer of, or otherwise relates to, any products or services offered by the SpinCo Business or the Comcast Business, as applicable.

“Commercial Services Agreements” means the Contracts set forth on Schedule 1.01(d).

“Commission” means the Securities and Exchange Commission.

“Communications Act” means the Communications Act of 1934, together with the rules, regulations and written orders, policies, guidance and decisions of the FCC.

“Confidential Information” means, with respect to a Group, (i) any proprietary information that is competitively sensitive, material or otherwise of value to the members of such Group and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and customer relationships, consumer and customer profiles, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group, (ii) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors and (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets, in the case of each of clauses (i), (ii) and (iii) of this definition, that are related primarily to such Group’s Business; provided that to the extent both the Comcast Business and the SpinCo Business use or rely upon any of the information described in any of the foregoing clauses (i), (ii) or (iii), subject to Section 4.08, such information shall be deemed the Confidential Information of both the Comcast Group and the SpinCo Group.

“Content” has the meaning set forth in the definition of “Entertainment Rights.”

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, sublicense, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking.

“Contribution Agreement” means the Contribution and Assignment Agreement and Bill of Sale dated as of the Distribution Date between Comcast and SpinCo substantially in the form of Exhibit A, as such agreement may be amended from time to time in accordance with its terms.

“Copyright” has the meaning set forth in the definition of “Intellectual Property Right.”

“Data Processing Agreement” means the Data Processing Agreement dated as of the Distribution Date between Comcast, NBCU Media, Comcast Cable Communications, LLC, SpinCo and SpinCo LLC substantially in the form of Exhibit B, as such agreement may be amended from time to time in accordance with its terms.

“Distribution Agent” means Equiniti Trust Company, LLC.

“Distribution Date” means [    ] or a later date, as may be determined by the Comcast Board in its sole discretion.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 pm Eastern Time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the Distribution Date between Comcast and SpinCo substantially in the form of Exhibit C, as such agreement may be amended from time to time in accordance with its terms.

“Entertainment Rights” means Copyrights in any (i) motion picture, stage or other live performance or other audio, visual or audiovisual work or episode thereof, including any audio, visual or audiovisual work produced for theatrical, non-theatrical or television release, live stage or other performance, or release or distribution in any other medium (including the internet), whether recorded on film, videotape, cassette, cartridge, disc, electronically or on or by any other means, method, process or device whether now known or hereafter developed or performed live or otherwise exploited by any other means; (ii) literary work or musical composition; (iii) excerpt, rough cut, b-roll, draft, modification, enhancement, derivative or version of any of the foregoing in clauses (i) and (ii) whether or not released or distributed; and (iv) other work of authorship underlying or incorporated into, or used exclusively in connection with, any of the foregoing in clauses (i) through (iii) (e.g., rights in books, scripts, treatments, formats, pitches, storyboards, previsualizations, marketing materials or similar works of authorship) (clauses (i) through (iv), collectively, “Content”).

“Entertainment Rights Ownership Factors” means, with respect to a given item of Content, the following factors (in each case, only as and to the extent applicable to such item of Content, and with clauses (ii) and (v) being of relatively greater significance): (i) whether the exhibition platform on which such Content premiered and/or was subsequently exploited is part of the Comcast Business or SpinCo Business; (ii) the extent to which the development and production of such Content was commissioned and/or funded by the Comcast Business or SpinCo Business; (iii) the extent to which production, distribution and similar Contracts related to such Content were entered into and/or are currently held (and currently contemplated to be held following the Distribution Time) by a member of the Comcast Group or SpinCo Group; (iv) the extent to which members of the Comcast Group or SpinCo Group are listed as the registered owners in the United States Copyright Office (or equivalent foreign office) of Copyright registrations related to such Content; (v) the extent to which members of the Comcast Group or SpinCo Group are listed as the registered owners in the United States Patent and Trademark Office (or equivalent foreign office) of Trademark registrations used exclusively in connection with such Content; and (vi) the extent to which revenue derived from such Content has been or is currently allocated to the Comcast Business or SpinCo Business.

“Environmental Law” means any Applicable Law relating to (i) human or occupational health and safety; (ii) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (iii) Hazardous Materials including any Applicable Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any Hazardous Material and any Applicable Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (i) (A) Environmental Law, (B) actual or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (C) actual or alleged presence of, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws or workers’ compensation, disability or other insurance providing medical care or compensation to injured workers) or (ii) Contract or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing, and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equity Compensation Registration Statement” means the Registration Statement on Form S-8 or such other form or forms as may be appropriate, as amended and supplemented, including all documents incorporated by reference therein, to effect the registration under the Securities Act of SpinCo Class A Common Stock subject to certain equity awards granted to current and former officers, employees, directors and consultants of the Comcast Group to be assumed or replaced by SpinCo pursuant to the Employee Matters Agreement.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCC” means the Federal Communications Commission.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission to effect the registration of SpinCo Class A Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or any of their Affiliates).

“Group” means, as the context requires, the SpinCo Group, the Comcast Group or either or both of them.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs) or polychlorinated biphenyls (PCBs); and (ii) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, or living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Applicable Law pertaining to the environment.

“Indebtedness” of any Person means (i) indebtedness of such Person for borrowed money, (ii) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments, (iii) indebtedness of such Person evidenced by letters of credit, banker’s acceptances, bank guarantees, performance and surety bonds or similar credit instruments, (iv) all capitalized lease obligations (excluding, for the avoidance of doubt, operating leases), and (v) the obligations of such Person for the deferred purchase price of businesses, properties, securities, goods or services (including any “earn-outs”).

“Indemnitees” means, as the context requires, the Comcast Indemnitees or the SpinCo Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of Comcast Common Stock in connection with the Distribution.

“Intellectual Property Right” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including any and all: (i) Trademarks, (ii) patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations thereof) (collectively, “Patents”), (iii) copyrights (whether or not registered) and all applications and registrations therefor, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) trade secrets, know-how (including manufacturing or production processes and research and development information), confidential information, technical data and designs, algorithms, formulae, procedures, protocols, rules of thumb, techniques, methods, schematics, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information) (collectively, “Trade Secrets”), (v) computer software (including source code, object code, firmware, operating systems and specifications) (collectively, “Software”), (vi) industrial designs and mask works (whether or not registered), and (vii) rights to sue or recover or retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation, dilution or other violation of any of the foregoing and any right to claim priority with respect to the foregoing.

“IT Assets” means any and all information technology equipment and hardware, including desktop computers, desktop phones, printers, servers, workstations, routers, hubs, switches, data communications lines, personal laptops, personal mobile devices, cellular phones, tablets and end-user special use technology and all associated documentation owned, used, licensed or leased by Comcast or any of its Subsidiaries (excluding any public networks). For clarity, “IT Assets” include IP addresses but do not include software.

“Liabilities” means any and all claims, debts, liabilities, damages and obligations (including any Escheat Payment) of any kind, character or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those claims, debts, liabilities, damages and obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, including in connection with the enforcement of rights hereunder or thereunder.

“License Agreements” means the Contracts set forth on Schedule 1.01(e).

“NASDAQ” means the Nasdaq Stock Market LLC.

“Patents” has the meaning set forth in the definition of “Intellectual Property Right.”

“Permit” means any license, permit, approval, consent, certification, franchise, registration or authorization which has been issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a Governmental Authority or instrumentality thereof.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data” or any term of similar intent, in each case, as defined under Applicable Law relating to data privacy, data protection, cybersecurity or the processing of such information or data.

“Personal Property” means all tangible personal property, including furniture, equipment, merchandise and supplies, and excluding IT Assets, Software, vehicles, books, records, files, papers, media, disks, drives and tapes.

“Record Date” means the close of business on [    ].

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, onto, within or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

“Restructuring” means the reorganization of certain businesses, assets and liabilities of the Comcast Group and the SpinCo Group to be completed on or before the Distribution Date in accordance with the Restructuring Plan.

“Restructuring Plan” means that certain Project Spark — Legal Entity Separation Step Plan, attached hereto as Annex A.

“Securities Act” means the Securities Act of 1933.

“Shared Copyrights and Entertainment Rights” means the Copyrights and Entertainment Rights set forth on Schedule 1.01(f).

“Software” has the meaning set forth in the definition of “Intellectual Property Right.”

“Special Cash Payment” means a cash payment from SpinCo in an amount of $[    ], payable to Comcast prior to the Distribution.

“Specified Cable Television Networks” means the following cable television networks: MSNBC, CNBC, USA Network, Golf Channel, E!, SYFY and Oxygen.

“Specified Digital Assets” means the equity and partnership interests (as applicable) in NBCUniversal Fandango Holdings LLC, a Virginia limited liability company, Golfnow, LLC, a Florida limited liability company, and SportsEngine LLC, a Delaware limited liability company, and their respective Subsidiaries, in each case, to the extent held by Comcast or any of its Subsidiaries as of the Distribution Date.

“Specified SpinCo IT Assets” means the IT Assets set forth on Schedule 1.01(g).

“SpinCo Assets” means, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement, the following assets of Comcast and its Subsidiaries (as determined by Comcast in its reasonable discretion):

(a) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under the SpinCo Equity Interests;

(b) Cash and Cash Equivalents (including any Cash and Cash Equivalents proceeds from SpinCo Financing Arrangements deposited into an escrow account for the benefit of a member of the SpinCo Group) of each member of the SpinCo Group as of the Distribution Date (for the avoidance of doubt, not including any cash included in the Special Cash Payment);

(c) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under (i) the SpinCo IP, and (ii) any media, disks, drives or tapes (A) to the extent solely containing SpinCo IP and (B) located in a SpinCo Real Property;

(d) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under SpinCo Data, in each case, to the extent not prohibited under Applicable Law, any applicable Contract or any privacy policies of Comcast or any of its Subsidiaries;

(e) all of Comcast’s and its Subsidiaries’ rights to any recovery, rights, causes of action and awards, in each case, with respect to the Actions that are SpinCo Liabilities;

(f) all accounts receivable of each member of the SpinCo Group that are either (i) in the name of a member of the SpinCo Group and/or (ii) to the extent generated by a SpinCo Asset for the SpinCo Business (the accounts receivable in clauses (i) and (ii), the “SpinCo Receivables”); provided that the SpinCo Receivables and the SpinCo Assets shall not include the accounts receivable set forth on Schedule 1.01(a);

(g) (i) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under the SpinCo Contracts, and (ii) all of the SpinCo Group’s right, title and interest in, to and under the Continuing Intercompany Contracts;

(h) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under (i) all tangible IT Assets located in any SpinCo Real Property or on any SpinCo Vehicles, (ii) all tangible IT Assets issued to any SpinCo Participant that are identified by Comcast as SpinCo-issued IT Assets and (iii) the Specified SpinCo IT Assets (collectively, the “SpinCo IT Assets”);

(i) all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under the SpinCo Owned Real Property;

(j)  all of Comcast’s and its Subsidiaries’ right, title and interest in, to and under all Personal Property located in any SpinCo Real Property;

(k) the SpinCo Vehicles;

(l) all right, title and interest of Comcast and its Subsidiaries in, to and under the following assets, properties, rights and businesses (other than such right, title and interest in any equity or partnership interests in any Person, Cash and Cash Equivalents, Intellectual Property Rights, Commercial Data, Personal Information, Actions, accounts receivable, Contracts, IT Assets, real property and vehicles, as to which the foregoing clauses (a) through (k) shall apply) of Comcast and its Subsidiaries to the extent owned, held or used, in each case, exclusively in the conduct of the SpinCo Business by Comcast and its Subsidiaries as the same shall exist on the Distribution Date:

(i) all prepaid expenses, including ad valorem taxes, leases and rentals;

(ii) all transferable Permits;

(iii) all books, records, files and papers, other than the Comcast Records; and

(iv) all rights under warranties, indemnitees, guarantees, refunds and similar rights of Comcast and its Subsidiaries against Third Parties;

provided that, notwithstanding the foregoing, (i) the allocation of assets relating to Taxes shall be governed by the Tax Matters Agreement (other than the allocation of prepaid ad valorem Taxes, which shall be governed by clause (l)(i) above) and (ii) the allocation of assets relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“SpinCo Business” means the business of Comcast and its Subsidiaries with respect to operating the Specified Cable Television Networks and the ancillary businesses set forth on Schedule 1.01(h) and the Specified Digital Assets.

“SpinCo Content-Related Trademarks” means any and all unregistered Trademarks owned by Comcast or any of its Subsidiaries and used exclusively in connection with Content for which the associated Entertainment Rights are included in the SpinCo Assets (excluding, for clarity, the Entertainment Rights included in the Shared Copyrights and Entertainment Rights).

“SpinCo Contracts” means (i) the Contracts set forth on Schedule 1.01(i)(i), (ii) the right, title and interest in, to and under the portion of the Contracts that have been assigned or allocated to SpinCo as set forth on Schedule 1.01(i)(ii) (the Contracts set forth on such Schedule, the “Shared Contracts”), (iii) all leases, subleases, licenses, sublicenses and other occupancy Contracts governing the SpinCo Leased Real Property, excluding any Commercial Service Agreement, and (iv) all Contracts to which a member of the SpinCo Group is a party as of the Distribution Date; provided that in no event shall a Continuing Intercompany Agreement be considered a SpinCo Contract.

“SpinCo Copyrights and Entertainment Rights” means (i) the Copyrights and Entertainment Rights set forth on Schedule 1.01(j)(i), and (ii) a joint, equal and undivided ownership interest in the Shared Copyrights and Entertainment Rights.

“SpinCo Data” means any and all Personal Information and Commercial Data, in each case, (i) used or held for use exclusively in the conduct of the SpinCo Business by Comcast or any of its Subsidiaries and (ii) stored or otherwise processed in any data warehouse that is exclusively used or held for use in the conduct of the SpinCo Business, as the same shall exist on the Distribution Date.

“SpinCo Equity Interests” means (i) the equity and partnership interests (as applicable) of each member of the SpinCo Group and (ii) the equity and partnership interests (as applicable) of the entities set forth on Schedule 1.01(k).

“SpinCo Group” means SpinCo and the entities set forth on Schedule 1.01(l), which shall be Subsidiaries of SpinCo after giving effect to the Contribution.

“SpinCo IP” means (i) all Trade Secrets and Software owned by Comcast or any of its Subsidiaries and used or held for use, in each case, exclusively in the conduct of the SpinCo Business by Comcast or any of its Subsidiaries as the same shall exist on the Distribution Date, (ii) the SpinCo Trademarks, (iii) the SpinCo Patents, and (iv) the SpinCo Copyrights and Entertainment Rights, in each case, together with all corresponding rights that may be secured throughout the world with respect to any of the foregoing.

“SpinCo IT Assets” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Leased Real Property” means the leased real property set forth on Schedule 1.01(m)(i).

“SpinCo Liabilities” means, as determined by Comcast in its reasonable discretion, whether incurred, accruing or arising on, prior to or after the Distribution, (i) all Liabilities (including Environmental Liabilities) to the extent arising out of the SpinCo Assets or to the extent relating to or to the extent arising out of the conduct of the SpinCo Business, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the Comcast Group or the SpinCo Group), and (ii) the following Liabilities:

(a) all Indebtedness of each member of the SpinCo Group;

(b) all Liabilities relating to, arising out of or in connection with or resulting from the SpinCo Financing Arrangements;

(c) all Liabilities of Comcast and its Subsidiaries arising under the SpinCo Contracts;

(d) all Liabilities relating to any products or services provided or sold by the SpinCo Business;

(e) the Actions set forth on Schedule 1.01(n);

(f) all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and other Liabilities of SpinCo or any member of the SpinCo Group under this Agreement or any of the other Ancillary Agreements; and

(g) all Liabilities set forth on Schedule 1.01(o);

provided that, notwithstanding the foregoing, (i) the allocation of Liabilities relating to Taxes shall be governed by the Tax Matters Agreement and the Employee Matters Agreement and (ii) the allocation of Liabilities relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“SpinCo Owned Real Property” means the real property set forth on Schedule 1.01(m)(ii), together with all buildings, fixtures and improvements erected thereon.

“SpinCo Participant” has the meaning set forth in the Employee Matters Agreement.

“SpinCo Patents” means the Patents set forth on Schedule 1.01(j)(ii).

“SpinCo Real Property” means the SpinCo Leased Real Property and the SpinCo Owned Real Property.

“SpinCo Trademarks” means (i) the Trademarks set forth on Schedule 1.01(j)(iii) and (ii) the SpinCo Content-Related Trademarks, in each case of clauses (i) and (ii), together with all corresponding rights that may be secured throughout the world with respect to such Trademarks.

“SpinCo Vehicles” means the vehicles set forth on Schedule 1.01(p).

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests (i) having a majority of the voting power of such other entities, (ii) having the power to appoint or elect a majority of the board of directors or other similar governing body of such other entity, or (iii) granting the holder thereof the power to serve as the sole managing member, sole managing partner, sole trustee or person performing similar functions of such other entity, are at the time, directly or indirectly, owned by such Person.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the Distribution Date between Comcast and SpinCo substantially in the form of Exhibit D, as such agreement may be amended from time to time in accordance with its terms.

“Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“Third Party” means any Person that is not a member or an Affiliate of the SpinCo Group or the Comcast Group.

“Trademark” means any and all trademarks, service marks, trade names, service names, brand names, domain names, social media identifiers and accounts, trade dress, corporate names, logos, slogans and other indications of origin (whether or not registered) including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Right.”

“Transition Services Agreement” means the Transition Services Agreement dated as of the Distribution Date between Comcast and SpinCo substantially in the form of Exhibit E, as such agreement may be amended from time to time in accordance with its terms.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Amended and Restated Bylaws	2.02(c)
Amended and Restated Articles of Incorporation	2.02(c)
Arbitrator	6.10(b)
CHC	Recitals
Claim	5.04(a)
Code	Recitals
Comcast	Preamble
Comcast Board	Recitals
Comcast Cash Distribution	2.02(b)
Comcast Class A Common Stock	Recitals
Comcast Class B Common Stock	Recitals
Comcast Common Stock	Recitals
Comcast Designee	2.03(a)(i)
Comcast Indemnitees	5.02(a)
Comcast Insurance Policies	4.11(a)
Continuing Intercompany Contracts	2.08(a)
Contribution	Recitals
Dispute	6.09(a)
Dispute Notice	6.09(a)

Term	Section
Disputing Party	6.09(b)
Distribution	Recitals
Guarantee	2.10
Indemnified Party	5.04(a)
Indemnifying Party	5.04(a)
Intercompany Accounts	2.07
Internal SpinCo	Recitals
Managing Party	4.06(d)
Mediation Notice	6.09(c)
Mediation Period	6.09(d)
Mixed Actions	4.06(c)
NBCU Media	Recitals
Non-Managing Party	4.06(d)
Party(ies)	Preamble
Pre-Closing SpinCo Claim	4.11(b)
Prior Company Counsel	4.08(e)
Privileged Information	4.08(a)
Privileges	4.08(a)
Released Parties	5.01(a)(ii)
Representatives	4.05
Restructuring Agreements	2.04
Segregated Account	2.02(b)
Shared Contract	1.01(a)
SpinCo	Preamble
SpinCo Class A Common Stock	Recitals
SpinCo Class B Common Stock	Recitals
SpinCo Common Stock	Recitals
SpinCo Designee	2.03(a)(i)
SpinCo Financing Arrangements	2.02(b)
SpinCo Financing Transactions	2.02(b)
SpinCo Indemnitees	5.03(a)
SpinCo Insurance Policies	4.11(a)
SpinCo LLC	Recitals
SpinCo Receivables	1.01(a)
Third Party Claim	5.04(b)
Transferred Businesses	4.12(c)
Wrong Pocket Item	2.03(b)

Section 1.02. Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) except as otherwise clearly indicated, reference to any gender includes the other gender;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any Contract or other document means such Contract or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States;

(l) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; and

(m) the word “or” means “and/or” unless the context requires otherwise.

ARTICLE 2

PRIOR TO THE DISTRIBUTION

Section 2.01. Information Statement; Listing. Prior to the Distribution Time, Comcast shall mail (or shall have mailed) the Information Statement to the holders of Comcast Common Stock as of the Record Date. At or prior to the Distribution Time, Comcast and SpinCo shall take (or shall have taken) all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Prior to the Distribution Time, SpinCo shall prepare, file and pursue (or shall have prepared, filed and pursued) an application to permit listing of the SpinCo Class A Common Stock on NASDAQ and shall give NASDAQ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 2.02. Restructuring and Other Actions prior to the Distribution Time.

(a) Restructuring. The Restructuring shall have been consummated on or prior to the Distribution Date.

(b) SpinCo Financing Arrangements and Payments. Prior to the Distribution, (x) SpinCo shall have entered into one or more financing arrangements and agreements (the “SpinCo Financing Arrangements”) pursuant to which SpinCo shall borrow prior to the Distribution Time $[    ], and (y) SpinCo shall pay to Comcast the Special Cash Payment as partial consideration for the Contribution (the transactions described in clauses (x) and (y), the “SpinCo Financing Transactions”). Comcast and the other members of the Comcast Group shall have no obligations pursuant to the SpinCo Financing Arrangements. Comcast will maintain the funds received from the Special Cash Payment in a segregated bank deposit account (a “Segregated Account”) and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in the Segregated Account. Within ninety (90) days following the Distribution, Comcast will distribute the cash held in the Segregated Account to retire outstanding Comcast indebtedness identified on Schedule 2.02(b) (the “Comcast Cash Distribution”).

(c) Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. At or prior to the Distribution Time, (i) Comcast and SpinCo shall each take (or shall have taken) all necessary action that may be required to provide for the adoption by SpinCo of an amended and restated articles of incorporation of SpinCo, substantially in the form of Exhibit F (the “Amended and Restated Articles of Incorporation”), and amended and restated bylaws of SpinCo, substantially in the form of Exhibit G (the “Amended and Restated Bylaws”), and (ii) SpinCo shall file (or shall have filed) the Amended and Restated Articles of Incorporation of SpinCo with the Secretary of State of the Commonwealth of Pennsylvania.

(d) The Distribution Agent. At or prior to the Distribution Time, Comcast shall enter (or shall have entered) into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e) Directors and Officers. Comcast and SpinCo shall take all necessary actions so that as of the Distribution Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the holders of Comcast Common Stock as of the Record Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Comcast Board or as an executive officer of Comcast; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(f) Satisfying Conditions to the Distribution. Comcast and SpinCo shall cooperate (or shall have cooperated) to cause the conditions to the Distribution set forth in Section 3.01 to be satisfied (or waived by Comcast) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by Comcast).

Section 2.03. Transfers of Certain Other Assets and Liabilities. (a) Unless otherwise provided in this Agreement or in any Ancillary Agreement and to the extent not previously effected pursuant to Section 2.02(a), effective as of the Distribution Date:

(i) Comcast hereby agrees to, and to cause the relevant member of the Comcast Group to, assign, convey, transfer and deliver (or shall have assigned, conveyed, transferred and delivered) to SpinCo or any member of the SpinCo Group designated by SpinCo (a “SpinCo Designee”) all of the right, title and interest of Comcast or such member of the Comcast Group in and to all of the SpinCo Assets, if any, held by any member of the Comcast Group, and SpinCo hereby agrees to, and to cause the relevant member of the SpinCo Group to, assign, convey, transfer and deliver to Comcast or any member of the Comcast Group designated by Comcast (a “Comcast Designee”) all of the right, title and interest of SpinCo or such member of the SpinCo Group in, to and under all of the Comcast Assets, if any, held by any member of the SpinCo Group; and

(ii) Comcast hereby agrees to, and to cause the relevant member of the Comcast Group to, assign, convey, transfer, novate, and deliver (or shall have assigned, conveyed, transferred, novated and delivered) to SpinCo or a SpinCo Designee, and SpinCo, on behalf of itself or such SpinCo Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill all of the SpinCo Liabilities, if any, and SpinCo hereby agrees to, and to cause the relevant member of the SpinCo Group to, assign, convey, transfer, novate and deliver (or shall have assigned, conveyed, transferred, novated and delivered) to Comcast or a Comcast Designee, and Comcast, on behalf of itself or such Comcast Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the Comcast Liabilities, if any.

(b) Subject to Section 2.03(c), Section 2.04 and Section 2.06, following the Distribution, to the extent that any asset (other than Entertainment Rights and unregistered Trademarks used exclusively in connection with the item(s) of Content associated with such Entertainment Rights) or Liability of a Group required to be assigned, conveyed, transferred, delivered or novated to a member of the other Group, or held, retained, or assumed by a member of the other Group, as applicable, pursuant to the Restructuring Plan or this Section 2.03 was not so assigned, conveyed, transferred, delivered, novated, held, retained, or assumed for any reason whatsoever, including as a result of the Parties failing to properly identify such asset or Liability as an asset or Liability that was required to be assigned, conveyed, transferred, delivered, novated or assumed pursuant to the Restructuring Plan or this Section 2.03 (such asset or Liability, a “Wrong Pocket Item”), then (i) the Party discovering the existence of such Wrong Pocket Item shall, or shall cause its applicable Affiliates to, promptly notify the other Party of the existence of such Wrong Pocket Item and (ii) the Parties shall cause such Wrong Pocket Item to be assigned, conveyed, transferred, delivered, novated or assumed, as applicable, to or by the applicable Party (or a member of the applicable

Party’s Group) for no additional consideration in accordance with the Restructuring Plan or Section 2.03, as applicable, as if such Wrong Pocket Item had been discovered prior to the Distribution and at the expense of the Party seeking such assignment, contribution, conveyance, transfer, delivery, novation or assumption, as applicable; provided that, with respect to any Commercial Data or Personal Information that is assigned, conveyed, transferred or delivered by a member of the SpinCo Group to a member of the Comcast Group pursuant to this Section 2.03(b), such member of the SpinCo Group in possession or control of such Commercial Data or Personal Information shall, or shall cause its applicable Affiliates to, following the assignment, contribution, conveyance, transfer or delivery of such Commercial Data or Personal Information pursuant to this Section 2.03(b), immediately delete such Commercial Data or Personal Information from its systems and provide written confirmation of such deletion.

(c) Notwithstanding anything herein to the contrary, in the event that, within two (2) years following the Distribution Date:

(i) SpinCo identifies an item of Content for which it reasonably believes that some or all of the associated Entertainment Rights were misallocated as between the Parties (i.e., SpinCo identifies an item of Content for which some or all of the Entertainment Rights were included in the Comcast Assets that SpinCo reasonably believes should be held by SpinCo based on the Entertainment Rights Ownership Factors), SpinCo may notify Comcast in writing, and, solely if Comcast confirms that it had not previously actively considered the allocation of such Entertainment Right as between the Parties at any time prior to the Distribution Date (i.e., the Entertainment Right in question was previously overlooked, rather than actively considered and allocated prior to the Distribution Date), the Parties shall promptly meet and discuss the Entertainment Rights Ownership Factors as they relate to such Content in an attempt to determine the equitable allocation of such Entertainment Rights as between the Parties. As promptly as reasonably practicable following such discussions, Comcast shall, in its sole discretion, determine the allocation of such Entertainment Rights as between the Parties based on its good faith assessment of the Entertainment Rights Ownership Factors as they relate to such Content. Notwithstanding anything herein to the contrary, Comcast’s determination shall be non-appealable and shall be binding upon the Parties (and, for clarity, the dispute resolution and arbitration procedures set forth in Section 6.09 and Section 6.10 shall not apply with respect to such determination). If Comcast determines, in accordance with the foregoing, that any additional Entertainment Rights should be allocated to SpinCo, the Parties shall cause such Entertainment Rights (and any and all Trademarks owned by Comcast or any of its Subsidiaries and used exclusively in connection with the applicable item of Content associated with such Entertainment Rights) to be assigned to SpinCo (or a member of the SpinCo Group) for no additional consideration in accordance with Section 2.03 as if such Entertainment Rights (and Trademarks) had been properly allocated to SpinCo at the Distribution Time and at the expense of SpinCo; or

(ii) Comcast determines that there was a manifest error in the allocation, as between the Parties, to SpinCo of one or more Entertainment Rights associated with an item of Content (based on the Entertainment Rights

Ownership Factors as they relate to such Content), Comcast may notify SpinCo in writing. If, by written notice to Comcast, SpinCo objects to Comcast’s determination regarding some or all of such Entertainment Rights within fifteen (15) Business Days, the matter shall be resolved pursuant to the dispute resolution and arbitration procedures set forth in Section 6.09 and Section 6.10. To the extent that SpinCo does not timely object to Comcast’s determination, or such dispute is resolved in Comcast’s favor, the Parties shall cause such Entertainment Rights (and any and all Trademarks that were initially included in the SpinCo Assets and used exclusively in connection with the applicable item of Content associated with such Entertainment Rights) to be assigned to Comcast (or a member of the Comcast Group) for no additional consideration in accordance with Section 2.03 as if such Entertainment Rights (and Trademarks) had been properly allocated to Comcast at the Distribution Time and at the expense of Comcast.

Section 2.04. Restructuring Agreements. The transfers of the various entities and the assignment, contribution, conveyance, transfer, and delivery of the assets and the assignment, contribution, conveyance, transfer, novation and delivery, and acceptance and assumption, of the Liabilities contemplated by this Agreement and the Restructuring Plan will be effected, in certain cases, pursuant to one or more asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger, deeds, bills of sale, endorsements, assignments and other agreements and instruments as reasonably necessary or appropriate to vest in the applicable Party or members of its Group such assets and for the applicable Party or members of its Group to assume such Liabilities (the “Restructuring Agreements”); provided that, in each case, it is intended that the Restructuring Agreements shall serve purely to effect (a) the legal transfer of the SpinCo Assets or Comcast Assets to the SpinCo Group or the Comcast Group, as applicable, in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.03 and (b) the acceptance and assumption of the SpinCo Liabilities or the Comcast Liabilities by a member of the SpinCo Group or the Comcast Group, as applicable, in each case, in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.03. Each Party shall, and shall cause the other relevant members of its Group to, execute and deliver all such Restructuring Agreements as the other Party shall reasonably request. Notwithstanding anything in any Restructuring Agreement to the contrary, neither Comcast nor any member of the Comcast Group, on the one hand, nor SpinCo nor any member of the SpinCo Group, on the other hand, shall commence, bring or otherwise initiate any Action under any Restructuring Agreement challenging the legal sufficiency of such Restructuring Agreement.

Section 2.05. Shared Contracts. (a) Each Shared Contract shall be assigned, conveyed, transferred, novated or otherwise delivered only with respect to (and preserving the meaning of) those parts that relate to the SpinCo Business, to a member of the SpinCo Group, if so assignable, conveyable or transferrable, or appropriately amended (including by entering into a new Contract) prior to, on or after the Distribution Date, so that a member of the SpinCo Group shall be entitled to the rights and benefit of those parts of such Shared Contract that relate to the SpinCo Business and shall assume the related Liabilities with respect to such Shared Contract, as contemplated by Section 2.03; provided that (i) in no event shall any Person be required to assign, convey, transfer, novate or deliver (or so amend), either in whole or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without the consent or approval of any other Person and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be so amended, without such consent or approval, until such time that such consent or approval is obtained, Comcast will cooperate with SpinCo to establish an agency type or other similar arrangement (including through the Transition Services Agreement, a Commercial Service Agreement, or another agreement) reasonably satisfactory to Comcast and SpinCo intended to both (A) provide a member of the SpinCo Group, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the SpinCo Business and (B) cause such member of the SpinCo Group to bear the related Liabilities thereunder from and after the Distribution Date in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and in furtherance of the foregoing, SpinCo shall, or shall cause another member of the SpinCo Group to, promptly pay, perform or discharge when due any such Liability arising after the Distribution Date, which shall constitute SpinCo Liabilities for purposes of this Agreement. Nothing in this Section 2.05 shall require any member of the Comcast Group or the SpinCo Group to incur any non-de minimis obligation or grant any non-de minimis concession in order to effect any transaction contemplated by this Section 2.05.

(b) For so long as any member of the Comcast Group is party to any Shared Contract and provides any member of the SpinCo Group any claims, rights and benefits of any such Shared Contract pursuant to an arrangement described in Section 2.05(a), (i) such member of the SpinCo Group shall indemnify the Comcast Indemnitees against and shall hold each of them harmless from any and all Liabilities incurred or suffered by any of the Comcast Indemnitees arising out of or in connection with such member of the Comcast Group’s direct or indirect ownership, management or operation of any such Shared Contract (to the extent that such Liabilities relate to the SpinCo Business) after the Distribution Date, and (ii) such member of the Comcast Group shall indemnify the SpinCo Indemnitees against and shall hold each of them harmless from any and all Liabilities incurred or suffered by any of the SpinCo Indemnitees arising out of or in connection with such member of the Comcast Group’s direct or indirect ownership, management or operation of any such Shared Contract (to the extent that such Liabilities relate to the Comcast Business) after the Distribution Date.

(c) Without limiting the generality of the foregoing, following the Distribution, to the extent a member of the Comcast Group incurs costs or expenses in connection with, or as a result of, any audit of the SpinCo Business for periods prior to the Distribution pursuant to any Contract (excluding any such Contracts that are also set forth on Schedule 1 to the services exhibit under the Transition Services Agreement entitled “Distribution Contract Administration”), SpinCo shall, upon written request by Comcast, promptly reimburse Comcast for such costs and expenses, based on the portion of such Contract attributable to the SpinCo Business relative to the Comcast Business, as reasonably determined by Comcast.

Section 2.06. Agreement Relating To Consents Necessary To Transfer Assets and Liabilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, convey, transfer or deliver any asset (including any Contract or Permit) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assign, convey, transfer, novate or deliver, or accept and assume, any Liability, if such assignment, contribution, conveyance, transfer, delivery, novation, acceptance or assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any Contract or Permit, would otherwise adversely affect the rights of a member of the Comcast Group or the SpinCo Group thereunder or would violate any Applicable Law. Comcast and SpinCo will, and will cause the other members of their respective Groups to, use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the assignment, contribution, conveyance, transfer or delivery pursuant to Section 2.03 of any such asset or any such claim or right or benefit arising thereunder or to the assignment, contribution, conveyance, transfer, delivery, novation, acceptance or assumption of any Liability; provided that, as long as a member of a Group is using its commercially reasonable efforts to obtain such consent, such member shall not have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent; provided, further that such efforts shall not require any member of the Comcast Group or the SpinCo Group to expend any money, commence any litigation or offer or grant any accommodation to any other Person. If and when such consent is obtained, such transfer, assignment and assumption shall be effected in accordance with the terms of this Agreement and the applicable Ancillary Agreement. During the period in which any transfer, assignment or assumption is delayed pursuant to this Section 2.06 as a result of the absence of a required consent, the Party (or relevant member in its Group) retaining such asset, claim or right shall thereafter hold (or shall cause such member in its Group to hold) such asset, claim or right for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and the Party intended to assign, convey, transfer, novate or deliver, or accept and assume, such Liability shall, or shall cause the applicable member of its Group to, pay, hold harmless or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid, incurred in connection with or arising out of the retention of such Liability. In addition, the Party retaining such asset, claim or right, or such Liability (or relevant member of its Group) shall (or shall cause such member in its Group to), insofar as reasonably possible and to the extent permitted by Applicable Law, take such actions as may be reasonably requested by the Party (or the relevant member in its Group) to which such asset, claim or right, or such Liability, is to be assigned, conveyed, transferred, delivered, novated, accepted or assumed in order to place such Party (or such member), insofar as reasonably possible, in the same position as if such asset, claim or right, or such Liability, had been assigned, conveyed, transferred, delivered, novated, accepted or assumed on or prior to the Distribution Date as contemplated hereby or the relevant Ancillary Agreement and so that all the benefits and burdens relating to such asset, claim or right, or such Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, claim or right, or such Liability, are to inure from and after the Distribution Date to the relevant member of the Comcast Group or the SpinCo Group, as the case may be, entitled to the receipt of such asset, claim or right, or required to accept and assume such Liability.

Section 2.07. Intercompany Accounts. Other than with respect to any receivables, payables and other balances under any Continuing Intercompany Contract, the Parties shall settle or extinguish on or prior to the Distribution Date all intercompany receivables, payables and other balances, in each case, that arise prior to the Distribution Date between members of the Comcast Group, on the one hand, and members of the SpinCo Group, on the other hand (“Intercompany Accounts”), in each case, without any further Liability of any member of the Comcast Group to any member of the SpinCo Group thereunder, or any further Liability of any member of the SpinCo Group to any member of the Comcast Group thereunder. For the avoidance of doubt, the receivables, payables and other balances owed by or to any member of the Comcast Group, on the one hand, and any member of the SpinCo Group, on the other hand, under a Continuing Intercompany Contract shall be settled and paid in accordance with the terms of such Continuing Intercompany Contract.

Section 2.08. Intercompany Agreements. (a) Except for the Contracts described in Section 2.08(b), all Contracts between members of the Comcast Group, on the one hand, and members of the SpinCo Group, on the other hand, in effect immediately prior to the Distribution Date are hereby agreed by Comcast (on behalf of itself and each member of the Comcast Group) and by SpinCo (on behalf of itself and each member of the SpinCo Group) to be terminated, cancelled and of no further force and effect from and after the Distribution Date (including any provision thereof that purports to survive termination) without any further Liability to any party thereto. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.08(a) shall not apply to any of the following Contracts: (i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by any of the Parties or any of the members of their respective Groups or (B) to survive after the Distribution Date); (ii) any Contract to which any Person, other than solely the Parties and the members of their respective Groups, is also a party (including the Shared Contracts); (iii) any Contract set forth on Schedule 2.08(b) (such Contracts contemplated by the foregoing clauses (i) through (iii), the “Continuing Intercompany Contracts”); and (iv) the Intercompany Accounts, which shall be settled in the manner contemplated by Section 2.07.

Section 2.09. Bank Accounts; Cash Balances. (a) Comcast and SpinCo shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts such that, on or prior to the Distribution Date, the Comcast Group and the SpinCo Group maintain separate bank accounts and separate cash management processes. Without limiting the generality of the foregoing, Comcast and SpinCo shall use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective prior to the Distribution Time, (i) remove the signatories of any bank or brokerage account owned by SpinCo or any other member of the SpinCo Group as of the Distribution Time that are not SpinCo Participants and replace them with individuals designated by SpinCo and (ii) if requested by Comcast, remove the signatories of any bank or brokerage account owned by Comcast or any other member of the Comcast Group as of the Distribution Time that are SpinCo Participants and replace them with individuals designated by Comcast.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) with respect to any outstanding checks issued or payments initiated by Comcast, SpinCo, or any of their respective Subsidiaries prior to the Distribution Date, such outstanding checks and payments shall be honored following the Distribution Date by the Person or Group owning the account from which the payment was initiated, and (ii) such Person or Group owning such account shall not have any claim with respect to such check or payment from the members of the other Group.

(c) As between Comcast and SpinCo (and the members of their respective Groups) all payments received after the Distribution Date by either Party (or member of its Group) that relate to a business, asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit and at the expense of the Party (or the member of such Party’s Group) entitled thereto. Each Party shall maintain an accounting of any such payments, and the Parties shall have a monthly reconciliation, whereby all such payments received by each Group are calculated and the net amount owed to the Comcast Group or the SpinCo Group, as applicable, shall be paid over with a mutual right of set-off. If at any time the net amount owed to either Group exceeds $500,000, an interim payment of such net amount owed shall be made to the Group entitled thereto within five (5) Business Days of such amount exceeding $500,000. Notwithstanding the foregoing, neither Comcast nor SpinCo (nor any member of their respective Groups) shall act as collection agent for the other Party (or any member of such other Party’s Group), nor shall either Party (or any member of such Party’s Group) act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.10. Replacement of Guarantees. Comcast and SpinCo shall each use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective on or before the Distribution Date, terminate or cause a member of the SpinCo Group to be substituted in all respects for a member of the Comcast Group with respect to, and for the members of the Comcast Group, as applicable, to be otherwise removed or released from, all obligations under the Contracts set forth on Schedule 2.10 and under any guarantee, customs, workers compensation, performance or surety bond, letter of credit, letter of comfort or similar credit or performance support arrangement (each of the foregoing Contracts, guarantees, bonds, letters and arrangements, a “Guarantee”), given or obtained by any member of the Comcast Group for the benefit of any member of the SpinCo Group or the SpinCo Business. To the extent required to obtain such a substitution, release or removal, SpinCo shall execute a guarantee or other agreement in the form of the existing Guarantee or such other form as is agreed to by the relevant parties to such Guarantee, which guarantee or other agreement shall include the removal of any security interest on or in any asset of Comcast that may serve as collateral or security for any SpinCo Liability. If Comcast and SpinCo have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee on or before the Distribution Date, then, following the Distribution Date, (i) the Parties shall cooperate to effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Date, (ii) SpinCo shall and shall cause the members of the SpinCo Group to, from and after the Distribution Date, indemnify against, hold harmless and promptly reimburse the members of the Comcast Group for any payments made by members of the Comcast Group and for any and all Liabilities of the members of the Comcast Group arising out of, or in performing, in whole or in part, any obligation under any such Guarantee, and (iii) without the prior written consent of Comcast, no member of the SpinCo Group may renew, extend the term of, increase any obligations under, or transfer to a Third Party, any Liability for which any member of the Comcast Group is or might be liable pursuant to an applicable Guarantee unless such Guarantee, and all applicable obligations of the members of the Comcast Group with respect thereto, are thereupon terminated pursuant to documentation in form and substance reasonably acceptable to Comcast.

Section 2.11. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Law, applicable Contracts or applicable Permits or otherwise to consummate and make effective any transfers of assets, assignments and assumptions of Liabilities and any other transactions contemplated hereby, including using its commercially reasonable efforts to obtain any consents and approvals (except in the case of Commercial Data and other Personal Information) and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that, as long as a member of a Group is using such commercially reasonable efforts, such member shall not have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent or approval; provided, further that such efforts shall not require any member of the Comcast Group or the SpinCo Group to expend any money, commence any litigation or offer or grant any accommodation to any other Person.

Section 2.12. Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under Applicable Law, SpinCo hereby waives compliance by each and every member of the Comcast Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under Applicable Law, Comcast hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Comcast Assets to any member of the Comcast Group.

ARTICLE 3

DISTRIBUTION

Section 3.01. Conditions Precedent to Distribution. (a) In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Comcast in its sole discretion):

(i) the Restructuring, the Contribution and the Special Cash Payment shall have been completed;

(ii) the SpinCo Financing Transactions shall have been consummated;

(iii) the Comcast Board shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution;

(iv) the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement, or a notice of Internet availability thereof, shall have been made available to holders of the Comcast Common Stock as of the Record Date;

(v) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken or made and, where applicable, become effective or been accepted;

(vi) the SpinCo Class A Common Stock to be delivered in the Distribution shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(vii) the Board of Directors of SpinCo, as named in the Information Statement, shall have been duly elected or appointed with their elections or appointments, as applicable, to be effective as of the Distribution Date, and the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(viii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(ix) Comcast shall have received the Tax Opinion (which shall not have been revoked or modified in any material respect) that is reasonably satisfactory to Comcast confirming that (A) the Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, (B) the Contribution will qualify as a tax-free transaction under Sections 361(a) and 361(b) of the Code, (C) the Distribution will qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code, except, in the case of Section 355(a), to the extent of cash received in lieu of fractional shares, and (D) the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law);

(x) no Applicable Law shall have been adopted, promulgated or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby or in an Ancillary Agreement;

(xi) any approvals or consents of the FCC, any material approvals and consents of any other Governmental Authorities and any material permits, registrations and consents from Third Parties, in each case, necessary to effect the Restructuring, the Contribution or the Distribution, shall have been obtained; and

(xii) no event or development shall have occurred or exist that, in the judgment of the Comcast Board, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby or in an Ancillary Agreement.

(b) Each of the conditions set forth in Section 3.01(a) is for the sole benefit of Comcast and shall not give rise to or create any duty on the part of Comcast or the Comcast Board to waive or not to waive any such condition or to effect the Distribution, or in any way limit Comcast’s rights of termination as set forth in Section 6.12 or alter the consequences of any termination from those specified in Section 6.12. Any determination made by Comcast on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the Parties and all other affected Persons.

Section 3.02. The Distribution. (a) Comcast shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution. Comcast may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit Comcast’s right to terminate this Agreement or the Distribution as set forth in Section 6.12 or alter the consequences of any such termination from those specified in Section 6.12.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Comcast shall take such steps as are reasonably necessary or appropriate to permit the Distribution of validly issued, fully paid and non-assessable shares of SpinCo Class A Common Stock, registered in book-entry form through the registration system, and shares of SpinCo Class B Common Stock, issued in certificated form, (ii) the Distribution shall be effective at the Distribution Time, and (iii) subject to Section 3.03, Comcast shall (A) instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Comcast Class A Common Stock as of the Record Date, by means of a pro rata dividend, [    ] share(s) of SpinCo Class A Common Stock for every [    ] then issued and outstanding shares of Comcast Class A Common Stock and (B) distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Comcast Class B Common Stock as of the Record Date, by means of a pro rata dividend, [    ] share(s) of SpinCo Class B Common Stock for every [    ] then issued and outstanding shares of Comcast Class B Common Stock. SpinCo will not issue paper stock certificates in respect of the SpinCo Class A Common Stock. Following the Distribution Date, SpinCo agrees to provide all book-entry transfer authorizations for shares of SpinCo Class A Common Stock that Comcast or the Distribution Agent shall require (after giving effect to Section 3.03(a)), and record the holders of record of SpinCo Class B Common Stock on SpinCo’s books and records, in each case, in order to effect the Distribution.

(c) From and after the Distribution Time and until the SpinCo Class A Common Stock and SpinCo Class B Common Stock is duly transferred to the holders of record of Comcast Class A Common Stock and Comcast Class B Common Stock, respectively, as of the Record Date in accordance with this Article 3 and Applicable Law, SpinCo will regard the Persons entitled to receive such SpinCo Common Stock as record holders of such SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Distribution Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of SpinCo Common Stock then held by such holder.

Section 3.03. Fractional Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of SpinCo Class A Common Stock will be delivered in the Distribution. The Distribution Agent will be directed to determine (based on the aggregate number of shares held by each such holder of Comcast Class A Common Stock) the number of whole shares and the fractional share of SpinCo Class A Common Stock allocable to each holder of Comcast Class A Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares of SpinCo Class A Common Stock into whole shares and shall sell the whole shares obtained thereby for cash on the open market (with the Distribution Agent, in its sole discretion, determining when, how and through which broker-dealer(s) and at which price(s) to make such sales) and shall thereafter promptly remit to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes and other costs attributed to the sale of shares pursuant to this Section 3.03(a). Neither Comcast nor SpinCo will be required to guarantee any minimum sale price for the fractional shares of SpinCo Class A Common Stock. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares of SpinCo Class A Common Stock are sold shall be Affiliates of Comcast or SpinCo. Recipients of cash in lieu of fractional shares of SpinCo Class A Common Stock will not be entitled to any interest on the amounts of payments made in lieu of such fractional shares.

(b) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of SpinCo Class B Common Stock will be issued in the Distribution. In lieu of a fractional share of SpinCo Class B Common Stock that a holder of record of Comcast Class B Common Stock as of the Record Date would have otherwise been entitled to receive pursuant to Section 3.02(b), Comcast shall pay such holder a cash amount equal to (x) the average per share value of the whole shares of SpinCo Class A Common Stock sold on the open market by the Distribution Agent pursuant to Section

3.03(a), multiplied by (y) the percentage of a whole share of SpinCo Class B Common Stock represented by such fractional share of SpinCo Class B Common Stock. Neither Comcast nor SpinCo will be required to guarantee any minimum sale price for the fractional shares of SpinCo Class B Common Stock. Recipients of cash in lieu of fractional shares of SpinCo Class B Common Stock will not be entitled to any interest on the amounts of payments made in lieu of such fractional shares.

Section 3.04. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY OR IN ANY OTHER DISTRIBUTION DOCUMENT (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION WITH SUCH TRANSFER OR LICENSE OR THE TITLE TO ANY SUCH ASSETS, OR THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH WITH RESPECT TO THE RESTRUCTURING, CONTRIBUTION OR THE DISTRIBUTION, OR THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY). EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED OR LICENSED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER ENCUMBRANCE, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF APPLICABLE LAWS ARE NOT COMPLIED WITH.

ARTICLE 4

COVENANTS

Section 4.01. Access to Information. (a) For (x) a period of seven (7) years after the Distribution Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies) during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), information (excluding any Personal Information and Commercial Data), employees and auditors to the extent necessary or useful for such other Group in connection with (i) any audit, investigation, dispute or litigation, (ii) compliance with reporting, disclosure, filing or other requirements by a Governmental Authority, (iii) complying with their obligations under this Agreement or any Ancillary Agreement (with the exception of Commercial Services Agreements, License Agreements and the Contracts set forth on Schedule 2.08(b)), (iv) any judicial, regulatory or administrative or other proceeding, (v) information to the extent related to the business of the Party requesting such information, or (vi) complying with any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access that relates to such Group’s Business, assets or Liabilities, and (y) so long as Comcast and SpinCo might reasonably be deemed to be “affiliates” pursuant to U.S. securities laws, as determined reasonably by Comcast or SpinCo, each Group shall provide information reasonably requested by the other Group for purposes of complying with reporting disclosure requirements under U.S. securities laws; provided that (i) any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access and (ii) if any Party reasonably determines that affording any such access to the other Party would be commercially detrimental in any material respect or violate any Applicable Law or Contract to which such Party or member of its Group is a party, or waive any Privilege applicable to such Party or any member of its Group, the Parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 4.01 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

(b) Without limiting the generality of the foregoing, until the end of the first full SpinCo fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests (other than with respect to any Personal Information or Commercial Data) to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s auditors to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other Applicable Law.

(c) Each of Comcast and SpinCo agrees to the covenants, agreements and undertakings set forth on Schedule 4.01(c).

Section 4.02. Reimbursement. Each Group providing information or witnesses or access to its employees or auditors to the other Group or otherwise incurring any out-of-pocket expense in connection with cooperating under Section 4.01 or Section 4.07 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such information, witnesses, access or cooperation.

Section 4.03. Ownership of Information. All information owned by one Party (or a member of its Group) that is provided to the other Party (or a member of its Group) under Section 4.01 or Section 4.07 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 4.04. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, each Party shall, and shall cause the members of its Group to, for the period of time required under such Party’s applicable document retention policies as in effect as of the Distribution Date, retain any and all information (with the exception of Commercial Data and Personal Information) in its possession or control relating to the other Group’s Business in accordance with the applicable document retention practices of such Party as in effect as of the Distribution Date. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable Party until such Party or member of its Group is notified by the other Party that the litigation hold is no longer in effect.

Section 4.05. Confidentiality. Each Party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other Party or any member of its Group (including information in the possession of such other Party relating to its clients or customers). Each Party shall hold, and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold, in strict confidence, with at least the same degree of care that applies to Comcast’s own similar confidential and proprietary information pursuant to policies in effect as of the Distribution Time, and not to use, except as permitted by this Agreement or any Ancillary Agreement, all such Confidential Information concerning the other Group except to the extent (i) such Party or any of the members of its Group or its or their Representatives becomes legally required, or receives a request from any Governmental Authority, to disclose such Confidential Information, subject to the remainder of this Section 4.05 or (ii) such Confidential Information (A) is or becomes generally available to the public other than as a result of a disclosure by such Party or any of the members of its Group or its or their Representatives in violation of this Section 4.05, (B) was or becomes available to such Party or any of the members of its Group or its or their Representatives after the Distribution Date on a non-confidential basis from a source that was not known by such Party or any of the members of its Group or its or their Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality with respect to such information or (C) was independently developed by or on behalf of such Party or any of the members of its Group or its or their Representatives through individuals who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of the other Group. Notwithstanding the foregoing, such Party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives who need to know such information in their capacities as such so long as such Persons are informed by such Party of the confidential nature of such Confidential Information and are directed by such Party to treat such information confidentially. If such Party or any member of its Group or any of its or their Representatives becomes legally required, or receives a request from any Governmental Authority, to disclose any documents or information subject to this Section 4.05, such Party, if legally permitted, will promptly notify the other Party in writing and, upon request, use commercially reasonable efforts to cooperate with the other Party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other Party waives in writing such Party’s compliance with this Section 4.05, such Party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed or that it otherwise determines to be reasonably necessary to respond to a governmental request, and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each Party agrees to be responsible for any breach of this Section 4.05 by it, the members of its Group and its and their Representatives. Notwithstanding any other provision of this Agreement, any disclosure of Confidential Information by either Party or any of the members of its Group or its or their Representatives in the ordinary course of their business of disseminating news and information is not a breach of this Agreement; provided that the individuals involved in such dissemination received such Confidential Information from a source other than the personnel of such Party involved in the transactions contemplated by this Agreement.

Section 4.06. Management of Actions. This Section 4.06 shall govern the management and direction of pending and future Actions in which members of the SpinCo Group or the Comcast Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article 2 unless otherwise expressly set forth in this Section 4.06.

(a) From and after the Distribution Date, the SpinCo Group shall direct the defense or prosecution of (i) any Actions that constitute only SpinCo Liabilities or involve only SpinCo Assets, and (ii) the Actions set forth on Schedule 4.06(a).

(b) From and after the Distribution Date, the Comcast Group shall direct the defense or prosecution of (i) any Actions that constitute only Comcast Liabilities or involve only Comcast Assets, and (ii) the Actions set forth on Schedule 4.06(b).

(c) From and after the Distribution Date, any Actions that involve or constitute both a SpinCo Asset or SpinCo Liability, on the one hand, and a Comcast Asset or a Comcast Liability, on the other hand (such Actions, the “Mixed Actions”) shall be managed by the Party with the greater financial exposure with respect thereto

(taking into account the provisions of this Article 4), as determined in good faith by Comcast; provided that if a Mixed Action involves the pursuit of criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) against the other Party, any other member of the other Party’s Group or any of their respective shareholders or their Representatives, such other Party shall be entitled to control the defense of the applicable claims against such other Party, such other member of such other Party’s Group or any of their respective shareholders or Representatives. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Mixed Actions such that the appropriate Party or member of such Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any Privilege with respect to any Mixed Action. The Party managing a Mixed Action shall, on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party in writing of the status of and developments relating to such Mixed Action and provide copies of any material documents, notices or other materials related to such Mixed Action; provided that the failure to provide any such documents, notices or other materials shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent that the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equitably by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure or respective expected financial recovery, as applicable. In any Mixed Action, each of the SpinCo Group and the Comcast Group may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the SpinCo Business or the Comcast Business, respectively; provided that each Party shall in good faith make commercially reasonable efforts to avoid adverse effects on the other Party.

(d) No Party managing a Mixed Action (the “Managing Party”) pursuant to Section 4.06(c) shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”), not to be unreasonably withheld, conditioned or delayed; provided, however, that such Non-Managing Party shall be required to consent to such entry of judgment or to such settlement that the Managing Party may recommend if the judgment or settlement: (i) contains no finding or admission of any violation of Applicable Law or any violation of the rights of the Non-Managing Party and its applicable related Persons and otherwise contains no admission of any liability of the Non-Managing Party and such related Persons; (ii) involves only monetary relief which the Managing Party has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party and its applicable related Persons. Notwithstanding the foregoing, in no event shall a Non-Managing Party be required to consent to an entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against any member of the Non-Managing Party’s Group (other than any such injunctive or other non-monetary relief that is immaterial and solely incidental to the granting of money damages).

(e) To the maximum extent permitted by Applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action subject to this Section 4.06 are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Applicable Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and the other members of their respective Groups shall execute, or cause to be executed, such further instruments or documents as may be necessary to effect such delegation.

Section 4.07. Litigation Cooperation. (a) After the Distribution Time (except in the case of a dispute between Comcast and SpinCo, or any members of their respective Groups), each Group shall use commercially reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its Representatives as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

(b) Notwithstanding the foregoing, this Section 4.07 shall not require the Party to whom any request pursuant to Section 4.07(a) has been made to make available Persons or information if such Party determines that doing so would, in the reasonable good faith judgment of such Party, reasonably be expected to result in any violation of any Applicable Law or Contract or adversely affect its ability to successfully assert a claim of Privilege under Applicable Law; provided that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 4.08. Privileged Information. (a) The Parties recognize that legal and other professional services that have been provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been rendered for the collective benefit of each of the members of the Comcast Group and the SpinCo Group, and that, except as set forth in Section 4.08(f), each of the members of the Comcast Group and the SpinCo Group shall be deemed to be the client with respect to such services for the purposes of asserting the attorney-client privilege, the work product doctrine, the joint defense or common interest privilege, or any other privilege or immunity from disclosure (collectively, “Privileges”) which may be asserted under Applicable Law in connection therewith. Except as set forth in Section 4.08(f), the Parties agree that they shall have a shared privilege or immunity with respect to all Privileges. The Parties hereto acknowledge that members of the Comcast Group, on the one hand, and members of the SpinCo Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to Privileges (such documents and other information collectively, the “Privileged Information”). Each Party agrees to use commercially reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other Party’s consent, including by executing joint defense or common interest agreements where necessary or useful for this purpose. Without limiting the generality of the foregoing, a Party and its Affiliates shall not, without the other Party’s prior written consent, (i) waive any Privilege with respect to any of the other Party’s or any member of its Group’s Privileged Information, (ii) fail to assert or defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b) Upon receipt by a Party or any member of such Party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other Party or a member of its Group, or if a Party has knowledge that its or a member of its Group’s Representatives have received such a subpoena, discovery or other request, such Party shall promptly notify the other Party in writing of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 4.08 or otherwise to prevent the production or disclosure of such Privileged Information. Each Party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the other Party or a member of its Group under this Section 4.08 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information, in each case, except as set forth in Section 4.08(f).

(c) Any furnishing or transfer of, or access to, any information pursuant to this Agreement is made in reliance on the agreement of Comcast and SpinCo set forth in this Section 4.08 and in Section 4.05 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(d) In the event that any member of the Comcast Group and any member of the SpinCo Group cooperate in the mutual defense of any Third Party Claim, such cooperation shall not constitute a waiver or qualification of such Party’s right to assert and defend any applicable claim to Privilege.

(e) Each of the Comcast Group and the SpinCo Group, on behalf of themselves and each of their Affiliates, covenants and agrees that, following the Distribution Time, Davis Polk & Wardwell LLP or any other internal or external legal counsel currently representing the SpinCo Group (each a “Prior Company Counsel”) may serve as counsel to the Comcast Group and its Affiliates, or, with the prior written consent of Comcast (not to be unreasonably withheld, conditioned or delayed), the

SpinCo Group and its Affiliates, in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any Action, claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Time. The SpinCo Group, on behalf of itself and each of its Affiliates, hereby irrevocably (i) waives any claim the SpinCo Group has or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenants and agrees that, in the event that a dispute arises after the Distribution Time between the SpinCo Group (or any of its Affiliates) and the Comcast Group (or any of its Affiliates), Prior Company Counsel may represent any member of the Comcast Group and any Affiliates thereof in such dispute, including any adversarial Action, even though the interests of such Person(s) may be directly adverse to the SpinCo Group (or any of its Affiliates) and even though Prior Company Counsel may have represented the SpinCo Group (or any of its Affiliates) in a matter substantially related to such dispute.

(f) Notwithstanding anything to the contrary in this Section 4.08, in the event of any dispute, including any adversarial Action, between any member of the Comcast Group, on the one hand, and any member of the SpinCo Group (or its Affiliates), on the other hand, related to this Agreement, any Ancillary Agreement, or any transaction contemplated by this Agreement or any Ancillary Agreement, each of the Comcast Group and the SpinCo Group shall be entitled to use for any purpose whatsoever any confidential information or Privileged Information in connection with such Action in its sole discretion and without obtaining, in the case of the Comcast Group, SpinCo’s consent, or, in the case of the SpinCo Group, Comcast’s consent; provided that to the extent such use is deemed to constitute a waiver of Privilege, such waiver shall be effective only as to the use of information with respect to such Action and shall not operate as a waiver of any Privilege with respect to any Third Party, and the Parties will not, and will cause the members of their respective Groups (and their Affiliates) not to, take the position that any such waiver in any such Action effected a broader waiver with respect to any Third Party. For the avoidance of doubt, the SpinCo Group, on behalf of itself and each of its Affiliates, waives any claim that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from representing the Comcast Group (or any of its Affiliates) based on the possession or use of any confidential information or Privileged Information of the SpinCo Group (or its Affiliates) held by such Prior Company Counsel.

(g) Each of SpinCo and Comcast hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 4.08, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 4.08 is for the benefit of the members of the Comcast Group, the members of the SpinCo Group and Prior Company Counsel, and the members of the Comcast Group, the members of the SpinCo Group and Prior Company Counsel are intended third party beneficiaries of this Section 4.08. This Section 4.08 shall be irrevocable, and no term of this Section 4.08 may be amended, waived or modified, without the prior written consent of Comcast, SpinCo and Prior Company Counsel. The covenants and obligations set forth in this Section 4.08 shall survive the Distribution Time indefinitely.

Section 4.09. Limitation of Liability. Except as otherwise provided in this Agreement, no Party shall have any liability to any other party in the event that any information, books or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books or records is not provided, in the absence of fraud or willful misconduct by the party requested to provide such information, books or records. No Party shall have any liability to any other party if any information, books or records is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 4.04.

Section 4.10. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of information set forth in any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, (a) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (b) the Employee Matters Agreement shall govern the retention of employment and benefits related records. Any Party that receives, pursuant to a request for information in accordance with this Article 4, information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such information; and (ii) deliver to the providing Party written confirmation that such information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

Section 4.11. Insurance Matters.

(a) Prior to the Distribution Time, Comcast shall cooperate with SpinCo to arrange for insurance policies to provide appropriate coverage for the SpinCo Business (the “SpinCo Insurance Policies”), including using commercially reasonable efforts to ensure that any SpinCo Insurance Policies written on a “claims made” basis include “full prior acts” coverage with respect to any losses discovered after the Distribution Time but arising out of acts, circumstances, occurrences or incidents arising prior to the Distribution Time. SpinCo, for itself and the members of its Group, acknowledges that coverage for the SpinCo Business under the insurance policies of Comcast and the members of the Comcast Group (the “Comcast Insurance Policies”) will cease as of the Distribution Time, and that, except as set forth in this Section 4.11, neither Comcast nor any member of its Group will purchase any “tail” policy or other additional or substitute coverage for the benefit of SpinCo or the members of the SpinCo Group relating to the SpinCo Business applicable in any period after the Distribution Time. SpinCo shall be responsible for administering the SpinCo Insurance Policies and shall bear all costs and expenses associated with the SpinCo Insurance Policies (including any premiums, deductibles, retentions, self-insurance costs and other administrative expenses).

(b) Notwithstanding the foregoing, following the Distribution Time, with respect to any act, circumstance, occurrence or incident arising prior to the Distribution Time that relates to the SpinCo Business (a “Pre-Closing SpinCo Claim”), Comcast, for

itself and the members of its Group, agrees that Comcast or a member of its Group shall (i) if such Pre-Closing SpinCo Claim is discovered after the Distribution Time but is potentially covered by a Comcast Insurance Policy written on an “occurrence” basis in effect prior to the Distribution Time, upon request of SpinCo or any member of its Group, report such claim to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the applicable Comcast Insurance Policy, and (ii) with respect to any Pre-Closing SpinCo Claim reported to the appropriate insurer prior to the Distribution Time or as provided in clause (i), (A) use commercially reasonable efforts to administer such claim and (B) instruct that any proceeds payable under the applicable Comcast Insurance Policy in respect of such claim are paid directly to the injured party in settlement of any claims, rather than to Comcast or the members of its Group, or, if such proceeds are received by Comcast or any member of its Group, pay such proceeds over to SpinCo or the applicable member of its Group; provided that SpinCo and the applicable members of its Group shall notify Comcast promptly of any potential Pre-Closing SpinCo Claim, shall cooperate in good faith in the investigation, management and pursuit of any Pre-Closing SpinCo Claim (including providing any relevant information), shall have the right to effectively associate in the pursuit of any Pre-Closing SpinCo Claim, including the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably conditioned, withheld or delayed) and shall bear all out-of-pocket expenses incurred by Comcast or the members of its Group in connection with the foregoing; provided further that Comcast and the members of its Group shall be obligated to use only commercially reasonable efforts to pursue any Pre-Closing SpinCo Claims that are potentially covered by available Comcast Insurance Policies and shall not, for the avoidance of doubt, have any obligation to commence any litigation with respect to any matter potentially covered by any Comcast Insurance Policy. Comcast or the applicable member of its Group shall retain the exclusive right to control all of their respective Comcast Insurance Policies and the benefits payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of the Comcast Insurance Policies and to amend, modify or waive any rights under any of the Comcast Insurance Policies, notwithstanding whether any such Comcast Insurance Policies apply to any SpinCo Liabilities and/or claims SpinCo or any member of its Group has made or could make in the future. SpinCo shall bear responsibility for any deductibles, retentions and/or self insurance required to be made under the Comcast Insurance Policies in respect of any Pre-Closing SpinCo Claims, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of any such Pre-Closing SpinCo Claims. In addition, SpinCo and the members of its Group shall use their respective commercially reasonable efforts to mitigate any loss for which they seek coverage under any Comcast Insurance Policy. The order of priority of any recoveries from such efforts shall inure first to Comcast and the members of its Group to reimburse any and all costs actually incurred by Comcast or the members of its Group, directly or indirectly, as a result of such loss, solely to the extent not otherwise reimbursed by SpinCo, any member of its Group or a third party for such amounts.

(c) This Section 4.11 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed in any manner to waive any right or remedy of Comcast or any member of its Group in respect of any Comcast Insurance Policy.

Section 4.12. Intellectual Property License. Except as expressly set forth in the applicable License Agreements, the Transition Services Agreement or any Commercial Services Agreement or other Continuing Intercompany Contract:

(a) Effective from and after the Distribution Date, Comcast (on behalf of itself and its Subsidiaries) hereby grants the SpinCo Group a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as provided in Section 4.12(c)), non-sublicensable (except as set forth in Section 4.12(d)) license under any Patents and Trade Secrets that (i) are owned by the Comcast Group as of the Distribution Date and (ii) either (A) have been used or held for use in, or are otherwise necessary for, the operation of the SpinCo Business on or prior to the Distribution Date but are not included in the SpinCo Assets or (B) are set forth on Schedule 4.12(a), in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation of the SpinCo Business and any natural extensions and evolutions thereof.

(b) Effective from and after the Distribution Date, SpinCo (on behalf of itself and its Subsidiaries) hereby grants the Comcast Group a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.12(c)), non-sublicensable (except as set forth in Section 4.12(d)) license under the Patents and Trade Secrets included in the SpinCo IP, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation of the Comcast Business and any natural extensions and evolutions thereof.

(c) Notwithstanding the assignment provision in Section 6.04, each member of the Comcast Group and SpinCo Group may assign their respective licenses set forth in this Section 4.12, in whole or in part, to a Third Party in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of, their respective Businesses to which the licenses relate (the “Transferred Businesses”); provided, however, that such assigned licenses shall only apply to the Transferred Businesses and shall not apply to any other business, service, product or technology of such Third Party.

(d) Each member of the Comcast Group and SpinCo Group may sublicense their respective licenses set forth in this Section 4.12 to (i) their vendors, consultants, contractors and suppliers, solely in connection with, and for the purposes of, the provision of products or services by such Persons to or on behalf of the SpinCo Group or the Comcast Group, respectively, and their respective Businesses to which the licenses relate and (ii) their respective distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of their respective Businesses to which the licenses relate.

(e) Each license granted in this Section 4.12 is, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the Bankruptcy Code), and Comcast and SpinCo will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code (or any similar foreign Applicable Law) with respect thereto.

(f) For the avoidance of doubt, this Section 4.12 shall survive in perpetuity.

Section 4.13. Phase Out License. Except as expressly set forth in the applicable License Agreements, the Transition Services Agreement or any Commercial Services Agreement or other Continuing Intercompany Contract:

(a) Effective as of the Distribution Date, Comcast (on behalf of itself and its Subsidiaries) hereby grants the SpinCo Group a limited, non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable, non-sublicensable license to continue to use the Comcast Names and Marks solely in an incidental manner for internal purposes for a period of up to twelve (12) months immediately following the Distribution Date. For clarity, in no event shall the Comcast Names and Marks be used by the SpinCo Group externally in connection with the Specified Cable Television Networks or Specified Digital Assets, any other digital properties, or any consumer-facing products, services, merchandise or other materials. As soon as reasonably practicable after the Distribution Date, but in no event later than twelve (12) months after the Distribution Date, SpinCo shall and shall cause its Subsidiaries to (i) cease any and all use of the Comcast Names and Marks and (ii) destroy, conceal, cover, redact, replace or remove the Comcast Names and Marks from any and all SpinCo Assets and any other assets and materials under their possession or control bearing such Comcast Names and Marks. SpinCo acknowledges and agrees that, during the twelve (12)-month period set forth in this Section 4.13(a), SpinCo shall only use the Comcast Names and Marks in substantially the same manner as such Comcast Names and Marks were used by Comcast and its Subsidiaries prior to the Distribution Date. Any and all goodwill resulting from the SpinCo Group’s use of the Comcast Names and Marks shall inure solely to the benefit of Comcast.

(b) As soon as reasonably practicable after the Distribution Date, but in no event later than six (6) months after the Distribution Date, SpinCo shall and shall cause its Subsidiaries to take any and all actions necessary (including the filing of amended organizational documents and any other required documentation with the relevant Governmental Authorities) to initiate a change to the corporate name, “doing business as” name, trade name and any other similar corporate identifier of SpinCo and its Subsidiaries, including each member of the SpinCo Group set forth on Schedule 4.13(b), to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Comcast Names and Marks or any name confusingly similar to any Comcast Names and Marks.

(c) SpinCo agrees that (i) the Comcast Name and Marks are, as of the Distribution Date, and shall continue to be from and after the Distribution Date, owned by Comcast or a Subsidiary of Comcast, as applicable, (ii) no member of the SpinCo Group has any rights in, and shall not use in any manner, any of the Comcast Names and Marks following the twelve (12)-month period set forth in Section 4.13(a) and (iii) no member of the SpinCo Group shall contest the ownership, enforceability or validity of any rights of Comcast and its Subsidiaries in or to any of the Comcast Names and Marks.

(d) Effective as of the Distribution Date, SpinCo (on behalf of itself and its Subsidiaries) hereby grants the Comcast Group a limited, non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable, non-sublicensable license to continue to use the SpinCo Trademarks solely in an incidental manner for internal purposes for a period of up to twelve (12) months immediately following the Distribution Date. As soon as reasonably practicable after the Distribution Date, but in no event later than twelve (12) months after the Distribution Date, Comcast shall and shall cause its Subsidiaries to (i) cease any and all use of the SpinCo Trademarks and (ii) destroy, conceal, cover, redact, replace or remove any and all SpinCo Trademarks from any and all Comcast Assets and any other assets and materials under their possession or control bearing such SpinCo Trademarks. Comcast acknowledges and agrees that, during the twelve (12)-month period set forth in this Section 4.13(d), Comcast shall only use the SpinCo Trademarks in substantially the same manner as such SpinCo Trademarks were used by Comcast and its Subsidiaries prior to the Distribution Date. Any and all goodwill resulting from the Comcast Group’s use of the SpinCo Trademarks shall inure solely to the benefit of SpinCo.

(e) As soon as reasonably practicable after the Distribution Date, but in no event later than six (6) months after the Distribution Date, Comcast shall and shall cause its Subsidiaries to take any and all actions necessary (including the filing of amended organizational documents and any other required documentation with the relevant Governmental Authorities) to initiate a change to the corporate name, “doing business as” name, trade name or any other similar corporate identifier of each Subsidiary of Comcast to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any SpinCo Trademarks.

(f) Comcast agrees that (i) the SpinCo Trademarks are, as of the Distribution Date, and shall continue to be from and after the Distribution Date, owned by SpinCo or a Subsidiary of SpinCo, as applicable, (ii) no member of the Comcast Group has any rights in, and shall not use in any manner, any of the SpinCo Trademarks following the twelve (12)-month period set forth in Section 4.13(d) and (iii) no member of the Comcast Group shall contest the ownership, enforceability or validity of any rights of SpinCo and its Subsidiaries in or to any of the SpinCo Trademarks.

(g) Notwithstanding the foregoing, nothing in this Section 4.13 shall be construed as prohibiting either Party from making any use of the other Party’s Trademarks to the extent such use constitutes “fair use” under Applicable Law.

Section 4.14. SpinCo Data. SpinCo shall, and shall cause its Subsidiaries to, following the Distribution Time, use and disclose the Personal Information included in the SpinCo Data (a) solely for the purposes for which such Personal Information was collected by Comcast or its Subsidiaries prior to the Distribution Time (as indicated pursuant to any applicable privacy policy set forth on Schedule 4.14 under which such Personal Information was collected) and (b) solely in accordance with Applicable Law (including by, to the extent required by Applicable Law, obtaining the consent of the individuals to whom such Personal Information relates and giving effect to any withdrawal of consent made in accordance with Applicable Law and in accordance with applicable platform requirements and industry standards); provided that, upon the transfer of such Personal Information to SpinCo, Comcast shall specify any applicable privacy policy set forth on Schedule 4.14 pursuant to which such Personal Information was collected. To the extent required by Applicable Law, SpinCo shall, from and after the Distribution Time, apply to the Personal Information included in the SpinCo Data any and all consumer elections which were communicated to SpinCo at or prior to the Distribution Time, including elections relating to email unsubscribes and opt outs of sale. SpinCo shall, and shall cause its Subsidiaries to, protect and safeguard such Personal Information against unauthorized or unlawful collection, use, disclosure, or other processing as provided by Applicable Law. To the extent required by Applicable Law, within a reasonable time after the Distribution Time, SpinCo shall notify the individuals to whom such Personal Information relates that the transactions contemplated by this Agreement have been completed and that their Personal Information has been transferred to SpinCo. SpinCo’s obligations under this Section 4.14 shall be without prejudice to, or limitation of, SpinCo’s obligations under the Data Processing Agreement.

Section 4.15. Inducement. SpinCo acknowledges and agrees that Comcast’s willingness to cause, effect and consummate the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities. The Parties acknowledge that, after the Distribution Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Time, except as may otherwise be provided in this Agreement or in any Ancillary Agreement, and each Party shall (except as otherwise provided in this Agreement) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 4.16. Actions Requiring Consent. For so long as a Person is deemed to hold attributable interests in both Comcast and SpinCo under the Communications Act, SpinCo agrees that, without the prior written consent of Comcast (which shall not be unreasonably withheld, conditioned, or delayed and for which Comcast shall undertake commercially reasonable efforts to enable it to provide such consent), SpinCo shall not, and shall not cause or permit any of its Affiliates to, take any of the following actions if such action would, based on the advice of FCC regulatory counsel to Comcast (subject to input from FCC regulatory counsel to SpinCo and relying on outside FCC regulatory counsel for each Party with respect to any information designated by either Party as commercially and competitively sensitive), reasonably be expected to result in (x) a violation of the Communications Act, or (y) the imposition on Comcast, any of its Affiliates, or any Person deemed to hold an attributable interest in Comcast of a burdensome requirement or restriction, or an increase in the burden of compliance by Comcast, any of its Affiliates, or any Person deemed to hold an attributable interest in Comcast with any applicable requirement or restriction, under the Communications Act (in each case, other than any de minimis burden, such as a requirement to make a ministerial regulatory filing):

(a) acquire, directly or indirectly, whether for its own account or through any Person in which it holds an attributable interest under the Communications Act, (i) a broadcast or wireless license issued by the FCC that is subject to an ownership restriction or spectrum screen under the Communications Act; (ii) an attributable interest under the Communications Act in any Person (whether by merger, purchase of stock or other debt or equity ownership, purchase of assets, or otherwise) that holds a broadcast or wireless license issued by the FCC that is subject to an ownership restriction or spectrum screen under the Communications Act; or (iii) any ownership interest (whether by merger, purchase of stock or other debt or equity ownership, purchase of assets, or otherwise) that would be subject to a foreign ownership restriction under the Communications Act or would be subject to review by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (known informally as Team Telecom) under the Communications Act; or

(b) cause, effect, or permit, directly or indirectly, whether for its own account or through any Person in which it holds an attributable interest under the Communications Act, a contractual obligation to exist comprising any time brokerage, local marketing agreement, joint sales agreement, or other shared services agreement with a television broadcast station (as such terms are defined under the Communications Act).

ARTICLE 5

RELEASE; INDEMNIFICATION

Section 5.01. Release of Pre-Distribution Claims. (a) Except (i) as provided in Section 5.01(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each Party does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, and to the extent permitted by Applicable Law, all Persons who at any time prior to the Distribution Time have been directors, officers, employees or agents serving as independent contractors of such Party or any member of its Group (in each case, in their respective capacities as such), release and forever discharge the other Party and the other members of such Party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees or agents serving as independent contractors of such other Party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, in the case of the release by Comcast, to the extent relating to, arising out of or resulting from the Comcast Business, the Comcast Assets or the Comcast Liabilities, and in the case of the release by SpinCo, to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities. In furtherance of the foregoing, each Party shall cause each of the members of its respective Group to, effective as of the Distribution Time, release and forever discharge each of the Released Parties of the other Group as and to the same extent as the release and discharge provided by such Party pursuant to the foregoing provisions of this Section 5.01(a).

(b) Nothing contained in Section 5.01(a) shall impair any right of any Person identified in Section 5.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 5.01(a) shall release or discharge any Person from:

(i) any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements, including any Liability for any breaches of any Continuing Intercompany Agreement prior to the Distribution Date;

(ii) any Liability that is expressly specified in this Agreement (including Section 2.08) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.08) or any Ancillary Agreement relating specifically to such Liability;

(iii) any Liability that the Parties may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article 5, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv) any Liability the release of which would result in the release of any Person, other than a member of the Comcast Group, the SpinCo Group or any related Released Party; provided, however, that the Parties agree not to bring or allow their respective Subsidiaries to bring suit against the other Party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 5.01(a) shall release any Party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Party or any member of its Group, at or prior to the Distribution Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations and remains so entitled; provided, however, that to the extent applicable, Section 5.02 hereof shall determine whether any Party shall be required to indemnify the other Party or a member of its Group in respect of such Liability.

(c) No Party shall make, nor permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any related Released Party, with respect to any Liability released pursuant to Section 5.01(a).

(d) It is the intent of each of the Parties by virtue of the provisions of this Section 5.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Comcast Group, on the one hand, and members of the SpinCo Group, on the other hand (including any Contract existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 5.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either Comcast or SpinCo, the other Party shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 5.02. SpinCo Indemnification of the Comcast Group. (a) Effective as of and after the Distribution Time, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless each member of the Comcast Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “Comcast Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the Comcast Indemnitees arising out of or in connection with (i) any of the SpinCo Liabilities, or the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise discharge any of the SpinCo Liabilities, whether prior to, at or after the Distribution Time, (ii) any breach by SpinCo or any member of the SpinCo Group of this Agreement or any Ancillary Agreement, (iii) the ownership or operation of the SpinCo Business, the businesses conducted by the SpinCo Group or the SpinCo Assets on or after the Distribution Date, and (iv) any payments made by Comcast or any member of the Comcast Group in respect of any Guarantee given or obtained by any member of the Comcast Group for the benefit of any member of the SpinCo Group or the SpinCo Business, or any Liability of any member of the Comcast Group in respect thereof.

(b) Except to the extent set forth in Section 5.03(b), effective as of and after the Distribution Time, SpinCo shall indemnify, defend and hold harmless each of the Comcast Indemnitees and each Person, if any, who controls any Comcast Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the SpinCo Financing Transactions or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.03. Comcast Indemnification of the SpinCo Group. (a) Effective as of and after the Distribution Time, Comcast shall, and shall cause the other members of the Comcast Group to, indemnify, defend and hold harmless each member of the SpinCo Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “SpinCo Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the SpinCo Indemnitees and arising out of or in connection with (i) any of the Comcast Liabilities, or the failure of any member of the Comcast Group or any other Person to pay, perform or otherwise discharge any of the Comcast Liabilities, whether prior to, at or after the Distribution Time, (ii) any breach by Comcast or any member of the Comcast Group of this Agreement or any Ancillary Agreement, or (iii) the ownership or operation of the Comcast Business or the Comcast Assets on or after the Distribution Date.

(b) Effective as of and after the Distribution Time, Comcast shall indemnify, defend and hold harmless each of the SpinCo Indemnitees and each Person, if any, who controls any SpinCo Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the SpinCo Financing Transactions or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, to the extent, but only to the extent, that such Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based on information furnished by Comcast solely in respect of the Comcast Group and which information is set forth on Schedule 5.03(b), it being agreed that the statements set forth on Schedule 5.03(b) shall be the only information furnished by Comcast in respect of the Comcast Group in the Form 10, the Information Statement, the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the SpinCo Financing Transactions, and all other information contained in the Form 10, the Information Statement, the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the SpinCo Financing Transactions shall be deemed to be information supplied by SpinCo.

Section 5.04. Procedures. (a) The Party seeking indemnification under Section 5.02 or Section 5.03 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim (other than any criminal Claim or Claim brought by a Governmental Authority) asserted by any Third Party (each, a “Third Party Claim”) and, subject to the limitations set forth in this Section 5.04, if it so notifies the Indemnified Party no later than thirty (30) days after receipt of the notice described in Section 5.04(a), shall be entitled to control and appoint lead counsel for such defense (other than (x) any Claim that seeks injunctive, equitable or other relief other than monetary damage against the Indemnified Party (provided that such Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such Claims from any related Claim for monetary damages), (y) any criminal Claim, or (z) any Claim brought by a Governmental Authority), in each case, at its expense; provided that, prior to the Indemnifying Party controlling the defense of such Third Party Claim, it shall first confirm to the Indemnified Party in writing that, assuming the facts presented to the Indemnifying Party by the Indemnified Party are true, the Indemnifying Party shall indemnify the Indemnified Party for any such damages to the extent resulting from, or arising out of, such Third Party Claim; provided, further, that any Mixed Action shall be managed in accordance with Section 4.06. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.04, and if the Indemnifying Party has an indemnification obligation with respect to such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim. If an Indemnifying Party has elected to control the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (x) the settlement does not release the Indemnified Party from all Liabilities with respect to such Third Party Claim, (y) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees, or (z) the settlement involves any admission by the Indemnified Party of any violation of Applicable Law or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel (including local counsel as necessary) of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel (including local counsel as necessary) shall be at the Indemnifying Party’s expense.

(d) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Liabilities payable under Section 5.02 or Section 5.03 and the reasonable expenses incurred in connection therewith will be treated as Liabilities subject to indemnification hereunder. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover any amounts available under insurance coverage, and an Indemnified Party need not attempt to collect any such amounts prior to making a claim for indemnification or contribution or receiving any payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.05. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 5.02 or Section 5.03 shall be paid (a) net of any amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (b) taking into account any Tax Benefit actually realized by the Indemnified Party (using the methodology set forth in Section 7(b) of the Tax Matters Agreement to determine the amount of any such Tax Benefit) and any Tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Liabilities. Comcast and SpinCo agree that, for United States federal income tax purposes, any payment made pursuant to this Article 5 will be treated as provided under Section 12(b) of the Tax Matters Agreement. If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Liabilities, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.06. Contribution. If for any reason the indemnification provided for in Section 5.02 or Section 5.03 is held to be unenforceable or is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Comcast Group, on the one hand, and the SpinCo Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Liabilities. In case of any Liabilities arising out of or related to information contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the SpinCo Financing Transactions, the relative fault of the Comcast Group, on the one hand, and the SpinCo Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by SpinCo or any member of its Group, on the one hand, or Comcast or any member of its Group (but solely to the extent such information is set forth on Schedule 5.03(b)), on the other hand.

Section 5.07. Non-Exclusivity of Remedies. Subject to Section 5.01, the remedies provided for in this Article 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 5.04 and 5.05 shall be the exclusive procedures governing any indemnity action brought under this Agreement. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement or any of the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Comcast

Liabilities by Comcast or a member of the Comcast Group on the terms and conditions set forth in this Agreement or any of the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article 5 are void or unenforceable for any reason.

Section 5.08. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 5 shall survive the sale or other transfer of any Party or any member of its Group of any of its assets, business or liabilities or any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

Section 5.09. Ancillary Agreements. If an indemnification or contribution claim is covered by the indemnification or contribution provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any Party be entitled to double recovery from the indemnification or contribution provisions of this Agreement and any Ancillary Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, mail, or e-mail transmission to the following addresses:

If to Comcast to:

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Attn: Chief Legal Officer

Email: [***]

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:  William H. Aaronson

    Cheryl Chan

Email: [***]

If to SpinCo to:

Versant Media Group, Inc.

904 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attn: Jordan Fasbender, General Counsel

Email: [***]

or such other address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 6.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Comcast and SpinCo, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.03. Expenses. Comcast and SpinCo shall each bear the costs and expenses incurred or paid in connection with the Restructuring, the Contribution, the Distribution and any other related transaction, as applicable, set forth below their respective names on Schedule 6.03. All other third-party fees, costs and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) will be paid by the Party incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the Parties in writing.

Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, except pursuant to Section 4.12(c). If any Party or any of its successors or permitted assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, no such consent shall be required and proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents; provided that no such assignment shall release the assigning Party from liability for the full performance of its obligations under the Distribution Documents.

Section 6.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.06. Counterparts; Effectiveness; Third-party Beneficiaries. This Agreement may be signed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by any electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.08, Section 6.12, and the indemnification and release provisions of Article 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties (and their respective Groups) and their respective successors and permitted assigns.

Section 6.07. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any Party or any member of their Group with respect to the transactions contemplated by the Distribution Documents. Without limiting Section 5.09 and subject to Section 6.08, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters; provided that to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Restructuring Agreement, this Agreement shall control with respect to all matters.

Section 6.08. Tax and Employee Matters. Except as otherwise provided herein, this Agreement shall not govern (a) Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement or (b) employee matters (including any labor, compensation plans, benefit plans and related matters thereto), which shall be exclusively governed by the Employee Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern.

Section 6.09. Dispute Resolution. (a) Each Party agrees (on behalf of itself and the other members of its Group (but only for so long as any such member remains a member of its Group)) that, notwithstanding anything to the contrary in any other agreement (whether currently in existence or entered in the future), unless expressly set forth otherwise in an Ancillary Agreement, any dispute, claim, or controversy between any member of the Comcast Group (for so long as its remains a member of the Comcast Group), on the one hand, and any member of the SpinCo Group (for so long as its remains a member of the SpinCo Group), on the other hand, of any kind whatsoever and regardless of whether arising under or relating to this Agreement or any of the Ancillary Agreements (each, a “Dispute”) shall be resolved in accordance with the provisions of this Section 6.09 and Section 6.10.

(b) With respect to any Dispute, the Party asserting (on behalf of itself or an Affiliate) that a Dispute exists shall notify the other Party (and any relevant Affiliate of the other Party) of such Dispute (collectively, the “Disputing Parties”) in writing (a “Dispute Notice”), and the Disputing Parties shall attempt to resolve such Dispute in good faith within thirty (30) days of such receipt. If the Disputing Parties are unable to resolve such Dispute in such thirty (30) day period, then the Parties shall escalate such Dispute to each Party’s Chief Financial Officer for resolution.

(c) If the Parties’ Chief Financial Officers are unable to resolve such Dispute within thirty (30) days following escalation, then either Party may initiate a non-binding mediation by providing written notice (a “Mediation Notice”) to the other Party within five (5) Business Days following the expiration of the period for negotiation between the Parties’ respective Chief Financial Officers.

(d) Upon delivery of a Mediation Notice, the applicable Dispute shall be submitted for non-binding mediation administered by JAMS within five (5) Business Days following such delivery of such Mediation Notice, and the Parties agree to bear equally the costs of such mediation (including any fees or expenses of the applicable mediator); provided that each Party shall bear its own costs in connection with participating in such mediation. The Parties agree to participate in good faith in such mediation for a period of forty-five (45) days or such longer period as the Parties may mutually agree following receipt of such Mediation Notice and scheduling of the mediation (the “Mediation Period”).

(e) In connection with such mediation, the Disputing Parties shall cooperate with JAMS and with one another in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings during the applicable Mediation Period. If the Parties are unable to agree on a neutral mediator within five (5) Business Days of submitting a Dispute for mediation pursuant to Section 6.09(d), the Parties shall contact JAMS for assistance in selecting and appointing a neutral mediator on the Parties’ behalf through the following process:

(i) JAMS will send to each Party a list of ten (10) mediators from the JAMS roster. Each Party shall strike up to four (4) names from the list, number the remaining names in order of preference (with 1 being the most preferable), and return the list to JAMS within five (5) Business Days. If a Party does not return the list within five (5) Business Days, all mediators on the list shall be deemed acceptable.

(ii) The mediator(s) stricken by any Party shall be removed from consideration, and JAMS shall invite the remaining mediator with the lowest cumulative rank to serve as mediator (by way of example only, a mediator with a cumulative rank of 4 shall be preferred over a mediator with a cumulative rank of 6). In the event of a tie, if necessary, the preferred mediator shall be selected via coin flip.

(iii) If the preferred mediator cannot serve for any reason, then JAMS shall invite the next most preferred mediator to serve, and so forth, until a mediator is appointed.

(f) The Parties (on behalf of themselves and their respective Affiliates) further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of any such mediation by either Party (or their Affiliates) or their Representatives, and by the applicable mediator and any employees of JAMS, is confidential, privileged, and inadmissible for any purpose, including impeachment, in any Action involving the Parties (or their Affiliates), including in any arbitration pursuant to Section 6.10; provided that any such information that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in such mediation.

(g) If the Disputing Parties cannot resolve the Dispute for any reason, on and following the expiration of the Mediation Period, either Party may commence (or cause its Affiliate(s) to commence) an arbitration pursuant to the provisions of Section 6.10.

Section 6.10. Arbitration. (a) In the event that a Dispute cannot be resolved pursuant to the process outlined in Section 6.09, such Dispute shall be resolved by final and binding confidential arbitration administered by JAMS and seated in the County of New York, State of New York, conducted in accordance with the JAM Comprehensive Arbitration Rules and Procedures, as amended from time to time and then in effect.

(b) Any arbitration conducted pursuant to this Section 6.10 shall be heard by a single arbitrator who is a former or retired federal judge (the “Arbitrator”). The Disputing Parties shall select the Arbitrator by mutual agreement within fifteen (15) Business Days of receipt by the respondent(s) of the demand for arbitration. In the absence of such mutual agreement, the Disputing Parties shall select the Arbitrator in accordance with the same process outlined in Section 6.09(e)(i) for selecting a mediator; provided that JAMS shall be informed of the requirement that the Arbitrator be a former or retired federal judge, and any person who serves as a mediator with respect to the Dispute shall not be eligible to serve as the Arbitrator.

(c) Following the selection and appointment of the Arbitrator, the Disputing Parties shall promptly agree on a schedule to govern the arbitration or, if they are unable to agree, the Arbitrator shall order a reasonable schedule to govern the proceedings.

(d) The Arbitrator shall apply the substantive law of the State of Delaware in accordance with Section 6.05.

(e) The Parties (on behalf of themselves and their respective Affiliates) acknowledge and agree that the Arbitrator will have the power and authority only to make awards and issue orders as permitted in this Agreement and will not have the authority, in any event, to make any award that provides for punitive or exemplary damages or grant any remedies that the Parties have waived in this Agreement.

(f) The existence of, and all proceedings and matters related to, the arbitration, including the award or decision(s) rendered by the Arbitrator, shall be maintained as confidential and shall not be disclosed without the prior written consent of the Parties, except as may be necessary (i) to prepare for or conduct the arbitration hearing on the merits (including to obtain non-party discovery therefor), (ii) to recognize, confirm, challenge, vacate, or enforce a final award or decision, (iii) to keep any party’s auditors or insurers reasonably informed, or (iv) to comply with applicable law, rule of court, or judicial decision or order; provided, however, that in connection with any public Action relating in any way to a Dispute or an actual or potential arbitration under this Section 6.10, the Parties shall (and shall cause their respective Affiliates to) use best efforts to make any filings under seal.

(g) The claimant(s) and respondent(s) in any arbitration under this Section 6.10 shall bear its or their own costs of the arbitration, including attorney’s fees, and share equally the Arbitrator’s fees and any JAMS administrative costs. For purposes of cost sharing, all claimants shall be considered one party and all respondents shall be considered one party.

(h) The final award, decision, or judgment of the Arbitrator shall be reasoned, rendered in writing, and issued within forty-five (45) days of the closing of the hearing on the merits, or the service of the last post-hearing submission by the Disputing Parties if the Arbitrator orders such submissions. Any award, decision, or judgment of the Arbitrator shall be final and binding and may be enforced in any court of competent jurisdiction in accordance with the rules thereof.

(i) Any Disputing Party requiring emergency injunctive or other equitable relief, including an injunction or decree of specific performance, to preserve or restore the status quo prior to the appointment of the Arbitrator shall seek such relief through the JAMS Emergency Relief Procedures, which shall be available to a Disputing Party facing a bona fide emergency and imminent irreparable harm notwithstanding any ongoing efforts (or the absence of any ongoing efforts) to resolve the Dispute under Section 6.09 and this Section 6.10.

(j) Any Action permitted to be brought in a court, whether to confirm the arbitration award and obtain judgment thereon, for equitable relief in aid of arbitration, or otherwise, shall be brought in any U.S. federal or state court located in the County of New York, State of New York, and each of the Parties hereto hereby irrevocably consents (on behalf of itself and its Affiliates) to the exclusive jurisdiction of such courts in any such Action and irrevocably waives (on behalf of itself and its Affiliates), to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue for any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

(k) Any process or paper to be served in any arbitration or Action conducted in accordance with this Section 6.10 may be served anywhere in the world, whether within or without the jurisdiction of the applicable tribunal, and the Parties agree that service of any paper or process as provided in Section 6.01 hereof shall be deemed effective service on such Party.

Section 6.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12. Termination. Notwithstanding any provision of this Agreement to the contrary, the Comcast Board may, in its sole discretion and without the approval of SpinCo or any other Person, at any time prior to the Distribution terminate this Agreement and the Ancillary Agreements or abandon the Distribution, whether or not it has theretofore approved this Agreement and the Ancillary Agreements or the Distribution. In the event this Agreement and the Ancillary Agreements are terminated pursuant to the preceding sentence, this Agreement and the Ancillary Agreements shall forthwith become void and neither Party nor any of its Affiliates or its or their directors or officers shall have any liability or further obligation to the other Party or its Affiliates or any other Person by reason of this Agreement or the Ancillary Agreements. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 6.13. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.14. Survival. All covenants and agreements of the Parties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 6.15. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.16. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of this Agreement.

Section 6.17. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any and all other rights and remedies at law or in equity, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (a) to perform its obligations under this Agreement or (b) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 6.18. Performance. Each Party shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMCAST CORPORATION

By:
Name:
Title:

VERSANT MEDIA GROUP, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]